                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  -------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                Date of Report (Date of earliest event reported):
                                OCTOBER 23, 2000


                           CUBIST PHARMACEUTICALS, INC
               (Exact Name of Registrant as Specified in Charter)


         DELAWARE                     0-21379                  22-3192085
--------------------------------------------------------------------------------
(State or Other Jurisdiction        (Commission               (IRS Employer
      of Incorporation)             File Number)             Identification No.)

                 24 EMILY STREET, CAMBRIDGE, MASSACHUSETTS 02139
               (Address of Principal Executive Offices) (Zip Code)

       Registrant's telephone number, including area code: (617) 576-1999
                                                           --------------

       ITEM 5. OTHER EVENTS.

       Cubist Pharmaceuticals, Inc. is filing this Current Report on Form 8-K for the purpose of disclosing (i) supplemental consolidated financial statements of Cubist relating to the acquisition of TerraGen Discovery Inc. and (ii) a press release relating to the signing of a licensing agreement with Gilead Sciences, Inc.

       On October 23, 2000 Cubist completed the acquisition of TerraGen Discovery Inc. On November 7, 2000, Cubist filed with the SEC the requisite Current Report on Form 8-K for the purpose of reporting the acquisition of TerraGen. On January 8, 2001, Cubist filed with the SEC the requisite amendment to the November 7, 2000 Current Report on Form 8-K/A for the purpose of including financial statements and pro forma financial information required by
Item 7 of Form 8-K relating to the acquisition of TerraGen. Filed herewith are supplemental consolidated financial statements of Cubist relating to the acquisition of TerraGen in a transaction accounted for as a pooling of interests.

       On January 7, 2001 Cubist issued a joint press release announcing that it signed a licensing agreement with Gilead Sciences, Inc. granting them the exclusive right to commercialize Cubist's investigational antibacterial drug Cidecin(TM) (daptomycin for injection) and an oral formulation of daptomycin in 16 European countries following regulatory approval. The press release has been filed as an exhibit to this Current Report on Form 8-K, attached hereto as
Exhibit 99.1.

       ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

       SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS OF CUBIST.

       The supplemental consolidated balance sheets of Cubist for the years ended December 31, 1998 and 1999 and the related supplemental consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999, and the supplemental condensed consolidated balance sheets of Cubist as of September 30, 2000 and December 31, 1999 the related supplemental condensed consolidated statements of operations and cash flows for the three and nine months ended September 30, 2000 and 1999, attached hereto as ATTACHMENT A.

       EXHIBITS.

              23.1 Consent of PricewaterhouseCoopers LLP

              23.2 Consent of KPMG LLP

              99.1 Press Release dated January 7, 2001

                                   SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       CUBIST PHARMACEUTICALS, INC.


                                       By: /s/ Thomas A. Shea
                                           -----------------------------------
                                              Thomas A. Shea,
                                              Vice President, Treasurer and
                                              Chief Financial Officer

Dated: January 22, 2001

                                                                    ATTACHMENT A

                        MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                      FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FORWARD-LOOKING STATEMENTS

       The accompanying financial statements and Management's Discussion and Analysis of Financial Condition and Results of Operations contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding Cubist's drug development programs, clinical trials, receipt of regulatory approval, capital needs, collaborative agreements, intellectual property, expectations and intentions. Forward-looking statements may be identified or qualified by words such as "likely", "will", "suggests", "may", "would", "could", "should", "expects", "anticipates", "estimates", "plans", "projects", "believes", or similar expressions and variants of those words or expressions.

       Forward-looking statements necessarily involve risks and uncertainties, and Cubist's actual results could differ materially from those anticipated in the forward-looking statements due to a number of factors. The forward-looking statements contained herein represent our judgment as of the date of this prospectus. Cubist cautions readers not to place undue reliance on such statements. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

OVERVIEW

       Since our incorporation on May 1, 1992 and commencement of operations in February 1993, we have been engaged in the research, development and commercialization of novel antimicrobial drugs to combat serious and life-threatening bacterial and fungal infections, including those caused by bacteria and fungi resistant to commercially available drugs. We have a limited history of operations and have experienced significant net losses since inception. We had an accumulated deficit of $90.8 million through September 30, 2000. We expect to incur significant additional operating losses over the next several years and expect cumulative losses to increase due to expanded research and development efforts, preclinical testing and clinical trials and the development of manufacturing, marketing and sales capabilities.

       On October 23, 2000, C&T Acquisition Corporation, a subsidiary of Cubist, acquired TerraGen Discovery Inc., ("TerraGen") a natural products discovery company with operations in Vancouver, Canada and Slough, England. Following the acquisition, the name of TerraGen was changed to Cubist Pharmaceuticals Inc. TerraGen conducts its Slough, England operations through a wholly-owned subsidiary. With the acquisition, Cubist acquired proprietary technologies and expertise in the area of small molecule drug discovery from natural products. Pursuant to the acquisition, Cubist indirectly through C&T Acquisition Corporation acquired all of the issued and outstanding common and preferred shares of TerraGen, and assumed all of the outstanding options, warrants and convertible debentures of TerraGen, by issuing 334,933 shares of Cubist common stock and causing C&T Acquisition Corporation to issue 178,491 exchangeable shares. The exchangeable shares are exchangeable at any time at the option of the holder, on a one-for-one basis, subject to certain adjustments, for shares of Cubist common stock. All exchangeable shares that remain outstanding will be automatically exchanged for shares of Cubist common stock on October 23, 2002. The options, warrants and convertible debentures of TerraGen assumed by Cubist pursuant to the acquisition are exercisable or convertible for 94,605 shares of Cubist common stock. This acquisition had been accounted for using the pooling-of-interests method of accounting. This Management's Discussion and Analysis of Financial Condition and Results of Operations and the accompanying Supplemental Consolidated Financial Statements of Cubist have been restated to include the results and balances of C&T Acquisition Corporation and TerraGen and its subsidiaries for all periods presented.

       In recent years we have enhanced our drug discovery and development programs and funded a portion of our capital requirements, by entering into collaborative agreements with pharmaceutical and biotechnology companies. We have entered into collaborative agreements based specifically on our aminoacyl-tRNA synthetase program with Merck and Bristol-Myers Squibb, and a collaborative agreement with Novartis based on our VITA functional genomics technology. Under these collaborative agreements, we have received sponsored research payments and, if drug development milestones are achieved, we are entitled to milestone payments. In addition, we will be entitled to receive royalties on worldwide sales of any drug developed and commercialized from these collaborations. We have received all of the sponsored research payments that we were entitled to under our collaborative agreements with Merck and Bristol-Meyers Squibb, although Merck and Bristol-Myers Squibb are still required to make milestone payments and pay royalties to us for any drug developed and commercialized from these collaborations.

       On November 7, 1997, we entered into a license agreement with Eli Lilly and Company, pursuant to which we acquired exclusive worldwide rights to develop, manufacture and market Cidecin(TM) (daptomycin for injection). In exchange for such license, we paid to Eli Lilly an upfront license fee in cash, and if drug development milestones are achieved, have agreed to pay milestone payments in cash or by issuing shares of our common stock to Eli Lilly. In addition, we will be required to pay royalties to Eli Lilly on worldwide sales of Cidecin. On February 19, 1999, we issued to Eli Lilly 56,948 shares of our common stock as a milestone payment which was due upon commencement of Phase III clinical trials of Cidecin. The value of the common stock issued was $250,000 and was recorded as research and development expense.

       On February 3, 1999, we entered into a collaborative research and license agreement with Novartis Pharma AG to use our VITA functional genomics technology to validate and develop assays for antimicrobial targets and to identify new compounds for development as antimicrobial agents. In exchange for the license, Novartis is making research payments and, if scientific and development milestones are achieved, Novartis will make milestone payments to us. In addition, Novartis will be required to pay royalties to us on worldwide sales of any drug developed and commercialized from any products derived from this collaboration. Upon the signing of the research and license agreement, Novartis purchased, and we issued to Novartis, 797,448 shares of our common stock for a total purchase price of $4.0 million in cash.

       On March 17, 1999, we purchased the assets of ChromaXome Corporation for $5.7 million, excluding acquisition costs, by paying $2 million in cash, issuing notes payable of approximately $3 million and issuing 18,231 shares of our common stock.

       On April 8, 1999, we purchased the assets of Xenova Discovery Ltd. for $5.2 million, excluding acquisition costs, by paying $400,000 in cash, issuing notes payable of approximately $3.6 million and issuing 30,386 shares of our common stock.

       On November 18, 1999 we entered into a cross-license agreement with a third party. Under the terms of the agreement, we granted a co-exclusive world-wide non-royalty bearing license to certain patented technology, subject to certain restrictions. The license may not be sublicensed, the third party cannot use the macrodroplet screening technology for the term of the agreement and the third party cannot use the anti-inflammatory or immunosuppressive technology for a period of one year from the date of the agreement. Under the agreement, the third party paid an upfront license issue fee of $2,500,000 and will pay annual license maintenance fees of $100,000 beginning in 2000, until the patents expire. We are required to repay the license issue fee if we were to merge or be acquired prior to November 18, 2004 by a company whose primary business is DNA shuffling. No upfront license issue fee revenue was recognized in 1999.

       In April 2000, we entered into a development and supply agreement with Abbott Laboratories (Abbott) pursuant to which Abbott has agreed to assist Cubist in the development of daptomycin as a parenteral formulation and to manufacture and sell exclusively to Cubist, daptomycin as a parenteral formulation. Under the terms of this agreement, Cubist has agreed to make certain milestone payments to Abbott for their development efforts and assistance in obtaining an approved New Drug Application (NDA) for daptomycin. Cubist has made payments totaling $325,000 to date. If the FDA approves the daptomycin NDA, Cubist will purchase minimum annual quantities of drug product from Abbott over a five year period beginning in 2001.

       In June 2000, Cubist entered into a services agreement with Gist-brocades Holding A.G. (DSM), an affiliated company of DSM Capua pursuant to which DSM has agreed to provide supervisory and advisory services to Cubist relating to the equipping of the manufacturing facility at DSM Capua. Cubist has also entered into a manufacturing and supply agreement with DSM Capua pursuant to which DSM Capua has agreed to manufacture and supply to Cubist bulk daptomycin drug substance for commercial purposes. Under the terms of the manufacturing and supply agreement, DSM Capua is required to prepare its manufacturing facility in Italy to manufacture bulk daptomycin drug substance in accordance with Good Manufacturing Practices standards. Under the terms of the service agreements, Cubist will make a series of scheduled payments to DSM over a five year period beginning in 2000 in order to reimburse DSM for certain costs to be incurred by DSM Capua in connection with the preparation, testing and validation of its manufacturing facility. In February 2000, Cubist reimbursed $750,000 of these costs to DSM Capua. In addition, in consideration for the implementation of the Cubist technology in the facility by DSM Capua, Cubist has agreed to make milestone payments to DSM if specific phases of the preparation of its manufacturing facility are completed within specified periods of time. Cubist is accruing these milestone payments on a quarterly basis. Upon completion of the preparation of DSM Capua's manufacturing facility and a determination by the FDA that the manufacturing facility complies with Good Manufacturing Practices standards, Cubist will purchase minimum annual quantities of bulk daptomycin drug substance from DSM over a five-year period beginning in 2002.

       On September 8, 2000, Cubist announced the purchase of a new corporate headquarters building in Lexington, Massachusetts. The new facility is 88,000 square feet, approximately 35,000 of which is constructed as laboratory space. Cubist believes this should increase its operating efficiencies to better meet its corporate goals and objectives and plans to relocate to the facilities in the third quarter of 2001. To finance the purchase, Cubist issued $39 million of convertible notes to John Hancock Life Insurance Company. This financing covers the building purchase price of approximately $34 million and includes $5 million for facility improvements. The five-year notes carry a coupon rate of 8.5% and can be converted to Cubist common stock at $63.8625 per share which represents a premium to the market price determined at the time of commitment. Cubist retains the right to redeem these notes after three years.

RESULTS OF OPERATIONS

THREE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999

       REVENUES. Total revenues in the three months ended September 30, 2000 were $1,314,000 compared to $3,367,000 in the three months ended September 30, 1999, a decrease of $2,053,000 or 61.0%. The revenue earned in the three months ended September 30, 2000 consisted of research support funding from the Novartis and other collaborations. The revenue earned in the three months ended September 30, 1999 consisted of $3,317,000 in research support funding from the Merck, Novartis and other collaborations; and $50,000 in funding from SBIR grants. The decrease was primarily due to decreased research support funding associated with the Merck collaboration.

       RESEARCH AND DEVELOPMENT EXPENSES. Total research and development expenses in the three months ended September 30, 2000 were $9,964,000 compared to $6,578,000 in the three months ended September 30, 1999, an increase of $3,386,000 or 514.7%. The increase was largely due to increased clinical trial and clinical material manufacturing costs related to Cidecin(TM) development and the additional personnel and purchases required by such development partially offset by a work force reduction in our Canada and UK operations.

       GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses in the three months ended September 30, 2000 were $2,901,000 compared to $1,566,000 in the three months ended September 30, 1999, an increase of $1,335,000 or 85.2%. The increase was largely due to increased costs related to personnel, recruiting and legal expenses.

       INTEREST INCOME AND EXPENSE. Interest income in the three months ended September 30, 2000 was $2,631,000 compared to $216,000 in three months ended September 30, 1999, an increase of $2,415,000 or 1181.1%. The increase in interest income was due primarily to a higher average cash, cash equivalent and investment balances during the three months ended September 30, 2000 as compared to the three months ended September 30, 1999. Interest expense in the three months ended September 30, 2000 was $555,000 as compared to $208,000 during the three months ended September 30, 1999 was primarily due to the MM Venture financing and the issuance of convertible notes to John Hancock.

       INCOME TAX BENEFIT. Income tax benefit in the three months ended September 30, 2000 was $0 compared to $115,000 in the three months ended September 30, 1999, a decrease of 115,506 or 100%. The decrease was due to in vestment tax dredits for the increased research and development expenditures related to Cubist's Canadian operations during the three months ended September 30, 1999 as compared to the three months ended September 30, 2000.

       NET LOSS. The net loss during the three months ended September 30, 2000 was $9,474,000 compared to $4,654,000 during the three months ended September 30, 1999, an increase of $4,820,000 or 103.6%. The increase was primarily due to additional expenses incurred associated with the development of Cidecin(TM).

NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999

       REVENUES. Total revenues in the nine months ended September 30, 2000 were $4,257,000 compared to $5,336,000 in the nine months ended September 30, 1999, a decrease of $1,079,000 or 20.2%. The revenue recognized in the nine months ended September 30, 2000 consisted of $3,949,000 in research support payments from the Novartis and other collaborations, $308,000 in SBIR grants. In the nine months ended September 30, 1999, revenues consisted of $5,236,000 in research support funding from the Merck, Bristol-Myers Squibb and other collaborations; and $100,000 in SBIR grants. The decrease of revenues was due to the decrease of research support funding associated with the Merck and Bristol Myers Squibb collaborations, offset by increased funding from SBIR grants and revenues associated with other collaboration.

       RESEARCH AND DEVELOPMENT EXPENSES. Total research and development expenses in the nine months ended September 30, 2000 were $29,449,000 compared to $17,835,000 in the nine months ended September 30, 1999, an increase of $11,614,000 or 65.1%. The increase was largely due to increased costs related to the development of Cidecin(TM), and the additional personnel and purchases that are required by such development.

       WRITE-OFF OF ACQUIRED IN-PROCESS RESEARCH AND DEVELOPMENT COSTS. The write-off of acquired research and development costs in the nine months ended September 30, 2000 was $0 compared to $752,304 for the nine months ended September 30, 1999, a decrease of $752,304 or 100%. The decrease is due to a write-off of acquired in-process research and development costs, related to the acquisitions of ChromaXome and Xenova in 1999.

       GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses in the nine months ended September 30, 2000 were $7,093,000 compared to $4,036,000 in the nine months ended September 30, 1999, an increase of $3,057,000 or 75.7%. The increase was primarily due to increased costs related to personnel, recruiting and legal expenses.

       INTEREST INCOME AND EXPENSE. Interest income in the nine months ended September 30, 2000 was $6,002,000 compared to $751,000 in the nine months ended September 30, 1999, an increase of $5,251,000 or 699.2%. The increase in interest income was due primarily to a higher average cash, cash equivalent and investment balances during the nine months ended September 30, 2000 as compared to the nine months ended September 30, 1999. Interest expense in the nine months ended September 30, 2000 was $1,117,000 as compared to $489,000 during the nine months ended September 30, 1999 was primarily due to the MM Venture financing and the issuance of convertible notes to John Hancock related to the purchase of Cubist's new headquarters.

       INCOME TAX BENEFIT. Income tax benefit in the nine months ended September 30, 2000 was $491,000 compared to $349,000 in the nine months ended September 30, 1999, an increase of $142,000 or 40.4%. The increase was due to investment tax credits for increased research and development expenditures related to Cubist's Canadian operations during the nine months ended September 30, 2000 as compared to the nine months ended September 30, 1999.

       NET LOSS. The net loss during the nine months ended September 30, 2000 was $26,909,000 compared to $16,676,000 for the nine months ended September 30, 1999, an increase of $10,233,000 or 61.4%. The increase was primarily due to the additional expenses incurred to support the development of Cidecin(TM) partially offset by a work force reduction in our Canadian and UK operations.

YEARS ENDED DECEMBER 31, 1999 AND 1998

REVENUES. Total revenues in the year ended December 31, 1999 were $6,846,000 compared to $1,674,000 in the year ended December 31, 1998, an increase of $5,172,000 or 309%. The revenues earned in the year ended December 31, 1999, consisted of $6,535,000 in research support funding from the Bristol-Myers Squibb, Merck, Novartis and other strategic collaborations; and $311,000 in Small Business Innovation Research funding. The revenues earned in the year ended December 31, 1998 consisted of $1,146,000 in research support funding from the Bristol-Myers Squibb, Merck and other strategic collaborations; and $528,000 in Small Business Innovation

Research funding. The increase in revenues in the year ended December 31, 1999 as compared to the year ended December 31, 1998 was primarily due to the increase of milestone payments and research support funding from the Merck, Novartis and other strategic collaborations during 1999.

RESEARCH AND DEVELOPMENT EXPENSES. Total research and development expenses in the year ended December 31, 1999, were $24,786,000 compared to $12,357,000 in the year ended December 31, 1998, an increase of $12,429,000 or 105.8%. The increase was largely due to increased clinical and manufacturing costs related to daptomycin development, the additional personnel and purchases that were required by such development and the expanded research and development activies after the acquisitions of ChromaXome and Xenova which were accounted for under the purchase method of accounting.

IN-PROCESS RESEARCH AND DEVELOPMENT EXPENSES. The write-off of acquired in-process research and development costs in the year ended December 31, 1999 was $752,304 compared to $0 in the year ended December 31, 1998, an increase of $752,304. The increase was due to a write-off of acquired in-process research and development costs related to the acquisitions of ChromaXome and Xenova in 1999.

GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses in the year ended December 31, 1999, were $6,201,000 compared to $4,453,000 in the year ended December 31, 1998, an increase of $1,748,000 or 39.3%. The increase was largely due to increased investor and public relations expenses, increased legal and other professional services expenses and expanded activities after the acquisitions of ChromaXome and Xenova which were accounted for under the purchase method of accounting.

INTEREST INCOME AND EXPENSE. Interest income in the year ended December 31, 1999, was $905,000 compared to $931,000 in year ended December 31, 1998, a decrease of $26,000 or 2.8%. The decrease in interest income was due primarily to lower average cash, cash equivalent and investment balances during the year ended December 31, 1999 as compared to the year ended December 31, 1998. Interest expense in the year ended December 31, 1999 was $1,059,000 as compared to $361,000 during the year ended December 31, 1998, an increase of $698,000 or 193.4%. The increase in interest expense was primarily due to the debt financing of the ChromaXome and Xenova acquisitions and deemed discounts related to convertible debentures.

INCOME TAX BENEFIT. Income tax benefit in the year ended December 31, 1999, was $925,000 compared to $175,000 in year ended December 31, 1998, an increase of $750,000 or 428.6%. The increase in income tax benefit was due to investment tax credits for increased research and development expenditures related to Cubist's Canadian operations during the year ended December 31, 1999 as compared to the year ended December 31, 1998.

NET LOSS. Our net loss for the year ended December 31, 1999 was $24,122,000 compared to $14,390,000 during the year ended December 31, 1998, an increase of $9,732,000 or 67.6%. The increase was primarily due to an increase in expenses incurred associated with the development of daptomycin, increased costs associated with our marketing and investor relations program and the expanded operations after the acquisitions of ChromaXome and Xenova, which were accounted for under the purchase method of accounting.

YEARS ENDED DECEMBER 31, 1998 AND 1997

REVENUES. Total revenues in the year ended December 31, 1998, were $1,674,000 compared to $2,767,000 in the year ended December 31, 1997, a decrease of $1,093,000 or 39.5%. The revenues earned in the year ended December 31, 1998 consisted of $1,146,000 in research support funding from the Bristol-Myers Squibb, Merck and other strategic collaborations; and $528,000 in Small Business Innovation Research funding. The revenues earned in the year ended December 31, 1997, consisted of $2,059,000 in research support funding from the Bristol-Myers Squibb, Merck and other strategic collaborations; a $500,000 milestone payment from the Bristol-Myers Squibb collaboration; and $208,000 in Small Business Innovation Research funding. The decrease in revenues in the year ended December 31, 1998 as compared to the year ended December 31, 1997 was primarily due to the decrease of research support funding from Merck during 1998; the decrease of research support funding due to the termination in 1997 of Cubist's collaboration with Pfizer, Inc.; and the lack of milestone payments from the Bristol-Myers Squibb collaboration during 1998.

RESEARCH AND DEVELOPMENT EXPENSES. Total research and development expenses in the year ended December 31, 1998, were $12,357,000 compared to $10,799,000 in the year ended December 31, 1997, an increase of $1,558,000 or 14.4%. The increase was largely due to increased consulting and manufacturing costs related to daptomycin development and the additional personnel and purchases that are required by such development.

GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses in the year ended December 31, 1998 were $4,453,000 compared to $3,618,000 in the year ended December 31, 1997, an increase of $835,000 or 23.1%. The increase was largely due to increases in personnel costs, marketing and investor and public relations expenses, and consulting and license expenses.

INTEREST INCOME AND EXPENSE. Interest income in the year ended December 31, 1998 was $931,000 compared to $1,098,000 in year ended December 31, 1997, a decrease of $167,000 or 15.2%. The decrease in interest income was due primarily to lower average cash, cash and investment balances during the year ended December 31, 1998, as compared to the year ended December 31, 1997. Interest expense in the year ended December 31, 1998 was $361,000 as compared to $244,000 during the year ended December 31, 1997, an increase of $117,000 or 48%, due to additional leasing arrangements during the year.

OTHER INCOME. Other income in the year ended December 31, 1997, was $1,833,000 and consisted entirely of gain on the sale of our equity position in Novalon Pharmaceutical Corp.

INCOME TAX BENEFIT. Income tax benefit in the year ended December 31, 1998, was $175,000 compared to $0 in year ended December 31, 1997, an increase of $175,000. The increase in income tax benefit was due to investment tax credits for increased research and development expenditures related to Cubist's Canadian operations during the year ended December 31, 1998 as compared to the year ended December 31, 1997.

NET LOSS. The net loss for the year ended December 31, 1998, was $14,390,000 compared to $8,963,000 during the year ended December 31, 1997, an increase of $5,427,000 or 60.5%. The increase was primarily due to the decreased revenues in 1998, an increase in expenses incurred associated with the development of daptomycin, and increased costs associated with our marketing and investor relations program.

LIQUIDITY AND CAPITAL RESOURCES

       Since inception, we have financed our operations through the sale of equity securities, equipment financing, sponsored research revenues, license revenues and interest earned on invested capital. Our total cash, cash equivalent and investments balance at September 30, 2000 was $152,864,000 compared to $26,829,000 at December 31, 1999 and $21,327,000 at December 31, 1998.

       From inception through September 30, 2000, we had invested an aggregate of $46,707,000 (of which $36,501,000 was invested during the nine months then ended) in property and equipment, primarily in building, leasehold improvements and laboratory equipment under capital leases. The obligations under capital leases at September 30, 2000 were $1,062,000. Minimum annual principal payments due under capital leases total $891,327 in 2000. Principal payments are scheduled to decline each year thereafter until expiration in 2003. We made principal payments under our capital lease obligations of $551,000 in the nine months ended September 30, 2000.

       On May 1, 1997, we completed a private placement financing with investors and raised net proceeds of $3.5 million by issuing 88,848 shares of our common stock, along with warrants exercisable for 44,424 shares of our common stock.

       On September 23, 1998, we completed a private placement financing with investors and raised net proceeds of $12.7 million by issuing 6,065,560 shares of our common stock at $2.25 per share, along with 3,032,783 warrants exercisable for our common stock at $2.25 per share. We have filed a registration statement to register the resale of the 9,098,343 shares of our common stock related to this financing.

       During the twelve months ended December 31, 1999, we issued 285,644 shares of our common stock upon the exercise of 326,668 warrants issued in connection with the private placement financing completed on September 23, 1998. Such warrants are exercisable at $2.25 per share or pursuant to a standard cashless net issue provision. Of the 285,644 shares issued, 160,000 shares were issued for an aggregate purchase price of

$360,000 and 125,644 shares were issued upon cashless net issue exercise pursuant to which the holders of such warrants surrendered the right to acquire 41,024 additional shares of our common stock.

       On October 8, 1998, we completed a private placement financing with investors and raised net proceeds of $3.2 million by issuing 88,848 shares of our common stock, along with warrants exercisable for 44,424 shares of our common stock.

       On March 15, 1999, we completed a private placement financing with investors and raised net proceeds of $5.2 million by issuing 142,157 shares of our common stock.

       Upon the signing of the research and license agreement with Novartis in February 1999, we issued to Novartis, 797,448 shares of our common stock for a total purchase price of $4.0 million in cash.

       On March 17, 1999, we purchased the assets of ChromaXome Corporation for $5.7 million, excluding acquisition costs, by paying approximately $2 million in cash, issuing notes payable of approximately $3 million and issuing 18,231 shares of our common stock.

       On April 8, 1999, we purchased the assets of Xenova Discovery Ltd. for $5.2 million, excluding acquisition costs, by paying approximately $400,000 in cash, issuing notes payable of approximately $3.6 million and issuing 30,386 shares of our common stock.

       During March 1999, we entered into a term loan agreement with a bank under which we are able to borrow up to $1,500,000 to finance fixed asset purchases. Advances under this facility are to be repaid over a 36-month period, commencing on March 31, 2000. Interest on the borrowings is at the bank's LIBOR rate (8.42% at December 31, 1999). Borrowings under the facility are collateralized by all capital equipment purchased with the funds under this term loan. At December 31, 1999, borrowings outstanding totaled $1,139,578. In March 2000, we increased the term loan by an additional $2,000,000 to finance leasehold improvements and fixed asset purchases.

       On October 21, 1999, we completed a private placement financing with investors and raised net proceeds of $17.5 million by issuing 2,503,333 shares of our common stock at $7.50 per share. We have filed a registration statement to register the resale of the 2,503,333 shares of our common stock issued in this financing.

       On November 16, 1999, Cubist issued $1.6M Cdn of convertible debentures and warrants to purchase 16,458 shares of common stock. The debentures bear interest at a rate of 12% and are payable on March 31, 2000. Each debenture is convertible into 0.01777 shares of common stock. On March 31, 2000, the debentures and related interest were converted to 30,176 shares of common stock.

       On January 17, 2000, Cubist issued notes payable totaling $3,000,000 Cdn and warrants to purchase 22,790 shares of common stock. The notes payable bear interest at 14.4% and are repayable in blended interest and principal payments over 36 months to January 17, 2003.

       On January 29, 2000, we completed a private placement financing with investors and raised net proceeds of $52.0 million by issuing 2,200,000 shares of our common stock at $25.00 per share. We have filed a registration statement to register the resale of the 2,200,000 shares of our common stock issued in this financing.

       On April 3, 2000, Cubist completed a secondary public offering and raised approximately $82.5 million (less financing costs of $4,957,275) by issuing 2,500,000 shares of common stock at $33.00 per share. In addition, on May 3, 2000, the underwriters exercised their option to purchase an additional 375,000 shares of common stock at $33.00 per share to cover over-allotments, raising an additional $12.4 million (less financing costs of $680,625). Cubist intends to use the net proceeds of this offering to fund its clinical trials and commercialization of Cidecin(TM), its lipopeptide drug discovery program, the continued development of its proprietary genomic target validation and assay development VITA(TM) functional genomics and ChemInformatics technologies and for general corporate and working capital purposes.

       On September 8, 2000, Cubist announced the purchase of a new corporate headquarters building in Lexington, Massachusetts. The new facility is 88,000 square feet, approximately 35,000 of which is constructed as laboratory space.

To finance the purchase, Cubist issued $39 million of convertible notes to John Hancock Life Insurance Company. This financing covers the building purchase price of approximately $34 million and includes $5 million for facility improvements. The five-year notes carry a coupon rate of 8.5% and can be converted to Cubist common stock at $63.8625 per share which represents a premium to the market price determined at the time of commitment. Cubist retains the right to redeem these notes after three years.

       We believe that our existing cash resources, existing capital resources, projected interest income and future revenues due under our collaborative agreements, will be sufficient to fund our operating expenses and capital requirements as currently planned through at least March 31, 2002. Our actual cash requirements may vary materially from those now planned and will depend on numerous factors. We cannot be sure that our existing cash, cash equivalents, other capital resources, interest income and future revenues due under our collaborative agreements will be sufficient to fund our operating expenses and capital requirements during that period.

RECENT PRONOUNCEMENTS

       In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities," which was amended by SFAS No. 137 and is effective for fiscal years beginning after June 15, 2000. The statement establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 also requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Adoption of this standard is not expected to have a material impact on our financial position or results of operations.

       In December 1999, the SEC issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements," as amended by SAB 101A and SAB 101B ("SAB 101") which is effective no later than the quarter ended December 31, 2000. SAB 101 clarifies the SEC's views related to revenue recognition and disclosure. We are presently determining the effect SAB 101 will have on our financial statements, but management does not believe the effect will be material.

       In March 2000, the Financial Accounting Standard Board issued FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation - an interpretation of APB Opinion No. 25" ("FIN 44"). FIN 44 clarifies the application of APB Opinion No. 25 and among other issues clarifies the following: the definition of an employee for purposes of applying APB Opinion No. 25; the criteria for determining whether a plan qualifies as a non-compensatory plan; the accounting consequence of various modifications to the terms of previously fixed stock options or awards; and the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000, but certain conclusions in FIN 44 cover specific events that occurred after either December 15, 1998 or January 12, 2000. The application of FIN 44 is not expected to have a material impact on the Company's financial position or results of operations.

                          CUBIST PHARMACEUTICALS, INC.
             INDEX TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                         AS OF DECEMBER 31, 1999 AND 1998
        AND FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1999

                                                                                                                    PAGE
                                                                                                                    ----
Reports of Independent Accountants...............................................................................    F-2
Supplemental Consolidated Balance Sheets as of December 31, 1998 and 1999........................................    F-4
Supplemental Consolidated Statements of Operations for the years ended December 31, 1997, 1998 and 1999..........    F-5
Supplemental Consolidated Statements of Cash Flows for the years ended December 31, 1997, 1998 and 1999..........    F-6
Supplemental Consolidated Statements of Changes in Stockholders' Equity for the years ended
  December 31, 1997, 1998 and 1999 ..............................................................................    F-7
Notes to Supplemental Consolidated Financial Statements..........................................................    F-8

                       REPORTS OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Cubist Pharmaceuticals, Inc.:

       In our opinion, based upon our audits and the report of other auditors, the accompanying supplemental consolidated balance sheets and the related supplemental consolidated statements of operations, changes in stockholders' equity and cash flows present fairly, in all material respects, the financial position of Cubist Pharmaceuticals, Inc. and its subsidiaries (the "Company") at December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States of America. These supplemental consolidated financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these supplemental consolidated financial statements based on our audits. We did not audit the financial statements of Cubist Pharmaceuticals Inc. (formerly TerraGen Discovery Inc.), a wholly owned subsidiary, at December 31, 1998 and 1999, and for each of the three years in the period ended December 31, 1999, which statements reflect total assets constituting 11.6% and 29.1% of consolidated total assets as of December 31, 1998 and 1999, respectively, and total revenue constituting 1.2%, 2.4% and 21.8% of consolidated total revenue for the years ended December 31, 1997, 1998, and 1999, respectively. Those statements were audited by other auditors whose report thereon have been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for Cubist Pharmaceuticals Inc. (formerly TerraGen Discovery Inc.), is based solely on the report of the other auditors. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for the opinion expressed above.

       As described in Note A, on October 23, 2000, Cubist Pharmaceuticals, Inc. acquired Cubist Pharmaceuticals Inc. (formerly TerraGen Discovery Inc.) in a transaction accounted for as a pooling of interests. The accompanying supplemental consolidated financial statements give retroactive effect to the acquisition of Cubist Pharmaceuticals Inc. (formerly TerraGen Discovery Inc.) by Cubist Pharmaceuticals, Inc. Accounting principles generally accepted in the United States of America proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation; however, they will become the historical consolidated financial statements of Cubist Pharmaceuticals, Inc. and subsidiaries after financial statements covering the date of consummation of the Cubist Pharmaceuticals Inc. (formerly TerraGen Discovery Inc.) business combination are issued.

/s/ PricewaterhouseCoopers LLP


Boston, Massachusetts
February 4, 2000, except as to the
   pooling of interests described in
   Note A which is as of October 23, 2000
   and Note Q which is as of January 7, 2001

INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Cubist Pharmaceuticals Inc.
(formerly TerraGen Discovery Inc.)


We have audited the consolidated balance sheets of Cubist Pharmaceuticals Inc. (formerly TerraGen Discovery Inc.) (the "Company") as at December 31, 1999 and 1998 and the consolidated statements of operations, stockholders' equity and comprehensive income and cash flows for each of the years in the three year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 1999 and 1998 and the results of its operations and cash flows for each of the years in the three year period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States of America.

Chartered Accountants

/s/ KPMG LLP

Vancouver, Canada

April 3, 2000, except as to
  the acquisition of the Company described in note A which is as of October 23, 2000

CUBIST PHARMACEUTICALS, INC.
SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS

                                                                                                         DECEMBER 31,
                                                                                                     -------------------
                                                                                                     1998           1999
                                                                                                     ----           ----
                                             ASSETS
Current assets:
   Cash and cash equivalents ................................................................   $  8,779,106    $ 12,248,607
   Short-term investments ...................................................................      8,692,514      14,580,515
   Accounts receivable ......................................................................        140,705         380,107
   Investment tax credits receivable ........................................................        169,348         926,699
   Prepaid expenses and other current assets ................................................        261,695         564,324
                                                                                                ------------    ------------

      Total current assets ..................................................................     18,043,368      28,700,252
Property and equipment ......................................................................      8,167,252      10,073,750
Less: Accumulated depreciation and amortization .............................................     (4,044,976)     (5,553,699)
                                                                                                ------------    ------------

   Property and equipment, net ..............................................................      4,122,276       4,520,051
Intangible assets, net ......................................................................         83,089       9,195,153
Long-term investments .......................................................................      3,855,336            --
Other assets ................................................................................         74,238         179,287
                                                                                                ------------    ------------

      Total assets ..........................................................................   $ 26,178,307    $ 42,594,743
                                                                                                ============    ============


                              LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable .........................................................................   $    540,703    $  1,771,995
   Accrued expenses .........................................................................        654,525       1,778,853
   Current portion of long-term debt ........................................................         83,957       2,490,231
   Current portion of capital lease obligations .............................................        718,327         720,807
                                                                                                ------------    ------------
      Total current liabilities .............................................................      1,997,512       6,761,886

Deferred revenue ............................................................................           --         2,533,875
Long-term debt, net of current portion ......................................................         16,109       2,951,864
Long-term capital lease obligation, net of current portion ..................................      1,507,097         906,079
                                                                                                ------------    ------------

      Total liabilities .....................................................................      3,520,718      13,153,704

Commitments (Notes H, L, M, and Q)

Stockholders' equity:
   Preferred stock, non-cumulative; convertible, $.001 par value; authorized 5,000,000 shares
      1998 and 1999; issued and outstanding 1998 and 1999 no shares..........................            --              --

   Common stock, $.001 par value; authorized 50,000,000 shares; issued and outstanding 1998
      16,912,346 shares; issued and outstanding 1999 20,983,510 shares ......................         16,912          20,984

   Additional paid-in capital ...............................................................     62,483,571      93,050,133
   Accumulated deficit ......................................................................    (39,759,595)    (63,881,456)
   Accumulated other comprehensive income ...................................................        (83,299)        251,378
                                                                                                ------------    ------------

      Total stockholders' equity ............................................................     22,657,589      29,441,039
                                                                                                ------------    ------------

        Total liabilities and stockholders' equity ..........................................   $ 26,178,307    $ 42,594,743
                                                                                                ============    ============

       The accompanying notes are an integral part of the supplemental consolidated financial statements.

CUBIST PHARMACEUTICALS, INC.
SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                            FOR THE YEARS ENDED DECEMBER 31,
                                                                            --------------------------------
                                                                          1997           1998             1999
                                                                          ----           ----             ----
Sponsored research revenues ......................................   $  2,767,053    $  1,674,152    $  6,846,384
Operating expenses:
   Research and development ......................................     10,798,809      12,356,766      24,786,363
   Write-off of acquired in process research and development......           --              --           752,304
   General and administrative ....................................      3,618,186       4,451,620       6,397,268
                                                                     ---------------------------------------------
      Total operating expenses ...................................     14,416,995      16,808,386      31,935,935
Interest income ..................................................      1,097,986         931,345         904,647
Interest expense .................................................       (244,311)       (361,124)     (1,059,134)
Other income .....................................................      1,833,334          (1,080)        196,584
                                                                     ---------------------------------------------

   Net loss before income taxes ..................................   $ (8,962,933)   $(14,565,093)   $(25,047,454)
                                                                     ---------------------------------------------

Income tax benefit ...............................................           --           175,497         925,593
                                                                     ---------------------------------------------

   Net loss ......................................................   ($ 8,962,933)   ($14,389,596)   ($24,121,861)
                                                                     =============================================
Basic and diluted net loss per common share ......................         $(0.89)         $(1.16)         $(1.31)
                                                                     =============================================

Weighted average number of common shares outstanding for basic and
   diluted net loss per common share .............................     10,115,416      12,395,003      18,455,568
                                                                     =============================================


       The accompanying notes are an integral part of the supplemental consolidated financial statements.

CUBIST PHARMACEUTICALS, INC.
SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                 FOR THE YEARS ENDED DECEMBER 31,
                                                                                 --------------------------------
                                                                               1997            1998              1999
                                                                               ----            ----              ----
Cash flows for operating activities:
Net loss ...............................................................   $ (8,962,933)   $(14,389,596)   $(24,121,861)
Adjustments to reconcile net loss to net cash used in operating activities:
      Gain on sale of equity interest ..................................     (1,833,334)           --              --
      Amortization of equity interest ..................................        833,334            --              --
      Write-off of acquired in-process research and development.........           --              --           752,304
      Depreciation and amortization ....................................      1,095,169       1,370,939       3,112,976
      Loss on the sale of equipment ....................................           --              --             7,776
      Common stock issued for technology milestone .....................           --              --           250,000
      Cashless exercise of warrants related to lease agreements ........           --              --            38,330
      Fair value of options granted to non-employees ...................           --            44,844          58,202
      Deemed discount amortization on convertible debentures............           --              --           372,300
      Unrealized foreign exchange gain, net ............................           --              --          (209,456)
      Changes in assets and liabilities:
        Accounts receivable ............................................        431,039        (209,888)       (959,075)
        Prepaid expenses and other current assets ......................        130,138         (94,674)       (296,594)
        Other assets ...................................................         (6,495)        106,056        (105,049)
        Accounts payable and accrued expenses ..........................       (575,347)        344,282       2,141,412
        Deferred revenue ...............................................       (126,900)           --         2,477,626
                                                                            -------------------------------------------
           Total adjustments ...........................................        (52,396)      1,561,559       7,640,752
                                                                            -------------------------------------------
Net cash used for operating activities .................................     (9,015,329)    (12,828,037)    (16,481,109)

Cash flows for (from) investing activities:
Acquisition of Xenova Discovery, net of cash on hand ...................           --              --          (747,356)
Acquisition of ChromaXome Corporation, net of cash on hand .............           --              --        (2,315,432)
Purchase of equipment ..................................................       (993,420)     (2,122,503)       (814,338)
Proceeds from the sale of equipment ....................................           --              --            15,150
Leasehold improvements .................................................        (94,753)        (39,435)        (85,350)
Purchase of intangible assets ..........................................        (20,969)        (59,822)       (131,679)
Purchase of equity interest ............................................     (1,000,000)           --              --
Proceeds from sale of equity interest ..................................      2,000,000            --              --
Purchases of short-term investments ....................................    (22,686,443)     (8,692,514)    (15,192,711)
Maturities of short-term investments ...................................     15,976,820       6,709,623       9,304,710
Purchases of long-term investments .....................................     (8,569,107)     (3,855,336)           --
Maturities of long-term investments ....................................           --         8,569,107       3,855,336
                                                                            -------------------------------------------
Net cash provided by (used for) investing activities ...................    (15,387,872)        509,120      (6,111,670)

Cash flows from financing activities:
Issuance of stock and warrants, net ....................................      9,490,408      16,017,627      27,575,740
Proceeds from notes receivable .........................................           --            30,000         101,686
Repayments of long-term debt ...........................................       (189,943)       (189,736)     (3,293,587)
Proceeds from long term debt ...........................................        927,686         941,255       2,232,261
Increase of capital lease obligations ..................................        333,550            --              --
Principal payments of capital lease obligations ........................       (695,417)       (582,710)       (712,464)
                                                                            -------------------------------------------
Net cash provided by financing activities ..............................      9,866,284      16,216,436      25,903,636
                                                                            -------------------------------------------
Net increase (decrease) in cash and cash equivalents ...................    (14,536,917)      3,897,519       3,310,857
Effect of changes in foreign exchange rates on cash balances ...........        (51,506)        (36,663)        158,644
Cash and cash equivalents at beginning of year .........................     19,506,673       4,918,250       8,779,106
                                                                            -------------------------------------------
Cash and cash equivalents at end of year ...............................   $  4,918,250    $  8,779,106    $ 12,248,607
                                                                            ===========================================

Supplemental disclosures of cash flow information:
   Cash paid during the year for interest ..............................   $    244,311    $    361,124    $    816,897

Supplemental non-cash investing and financing activities:
   Cancellation of promissory note in connection .......................           --
   with resignation of officer .........................................           --      $     37,776            --
   Issuance of restricted common stock in exchange for a promissory
     note ..............................................................   $     80,000            --      $    506,250
   Issuance of notes payable on acquisitions ...........................           --              --      $  6,632,757
   Issuance of shares on acquisitions ..................................           --              --      $  1,814,166
   Value assigned to warrants issued with convertible debenture ........           --              --      $    323,000
   Value assigned to beneficial conversion feature on convertible
     debenture .........................................................           --              --      $    264,300

       The accompanying notes are an integral part of the supplemental consolidated financial statements.

CUBIST PHARMACEUTICALS, INC.
SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                                                                                     $ ADDITIONAL PAID-IN CAPITAL
                                                                     --------------------------------------------------------
                                                                                                                   BENEFICIAL
                                         # OF SHARES       $         ISSUANCE OF        NOTES        DEFERRED      CONVERSION
                                           COMMON        COMMON         SHARES       RECEIVABLE    COMPENSATION    FEATURE
-----------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1996, as
  previously reported                     9,544,373     $  9,544     $ 36,253,818     ($154,459)     ($79,751)
Acquisition of pooled entity                 61,304           61          753,810
                                         ------------------------------------------------------------------------------------
Balance at December 31, 1996, as
  restated                                9,605,677        9,605       37,007,628      (154,459)      (79,751)
Exercise of stock options                    57,981           58          119,320
Repurchase of common stock                   (1,390)          (1)            (519)
Issuance of common stock and
  warrants, net of offering costs         1,068,439        1,069        9,450,481       (80,000)
Amortization of deferred
  compensation                                                                           20,000        43,924
Forgiveness of promissory notes                                                          22,774
Net loss
Translation adjustments
                                         ------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1997             10,730,707       10,731       46,576,910      (191,685)      (35,827)
Exercise of stock options                     3,642            4            4,465
Shares issued in connection with
  employee stock purchase plan                6,341            6           20,553
Repurchase of common stock                   (2,064)          (2)            (786)
Issuance of common stock, net of
  offering costs                          6,183,720        6,183       16,021,767
Amortization of deferred
  compensation                                                              2,255        22,223       (11,158)
Repayment of promissory notes                                                            30,000
Cancellation of promissory note in
  connection with resignation of
  officer                                   (10,000)         (10)         (37,766)       37,776
Options granted to non-employees                                           44,844
Net loss
Translation adjustments
                                         ------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1998             16,912,346       16,912       62,632,242      (101,686)      (46,985)
Exercise of stock options and
  warrants                                  432,626          433          810,983
Shares issued in connection with
  employee stock purchase plan
  and 401(k) plan                            40,035           40          144,644
Issuance of common stock, net of
  offering costs                          3,549,886        3,550       27,410,670      (506,250)
Issuance of common stock in
  connection with acquisitions,
  net of offering costs                      48,617           49        1,814,117
Issuance of warrants for services                                          77,107                     (77,107)
Deferred compensation related to
  grant of stock options                                                  707,797                    (703,125)
Amortization of deferred
  compensation                                                                                        140,538
Repayment of promissory notes                                                           101,686
Options granted to non-employees                                           58,202
Warrants issued in convertible
  debenture offering as
  financing cost                                                          323,000
Beneficial conversion feature on
  convertible debenture                                                                                           $264,300
Net loss
Translation adjustments
                                         ------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1999             20,983,510     $ 20,984     $ 93,978,762     ($506,250)    ($686,679)    $264,300
                                         ====================================================================================
                                                 $             $                $               $
                                          ACCUMULATED   ACCUMULATED OTHER   STOCKHOLDERS'  COMPREHENSIVE
                                            DEFICIT       COMPREHENSIVE       EQUITY         LOSS
                                                             INCOME
Balance at December 31, 1996,
  as previously reported                ($15,730,542)                     $ 20,298,610
Acquisition of pooled entity                (676,524)           $(566)          76,781
                                        ------------------------------------------------------------------
Balance at December 31, 1996,
  as restated                           ($16,407,066)            (566)      20,375,391
Exercise of stock options                                                      119,378
Repurchase of common stock                                                        (520)
Issuance of common stock and
  warrants, net of offering costs                                            9,371,550
Amortization of deferred
  compensation                                                                  63,924
Forgiveness of promissory notes                                                 22,774
Net loss                                  (8,962,933)                       (8,962,933)    $(8,962,933)
Translation adjustments                                       (43,784)         (43,784)        (43,784)
                                        ------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1997             (25,369,999)         (44,350)      20,945,780      (9,006,717)
Exercise of stock options                                                        4,469
Shares issued in connection with
  employee stock purchase plan                                                  20,559
Repurchase of common stock                                                        (788)
Issuance of common stock, net of
  offering costs                                                            16,027,950
Amortization of deferred
  compensation                                                                  13,320
Repayment of promissory notes                                                   30,000
Cancellation of promissory note in
  connection with resignation of
  officer
Options granted to non-employees                                                44,844
Net loss                                 (14,389,596)                      (14,389,596)     (14,389,596)
Translation adjustments                                       (38,949)         (38,949)         (38,949)
                                        ------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1998             (39,759,595)         (83,299)      22,657,589      (14,428,545)
Exercise of stock options and
  warrants                                                                     811,416
Shares issued in connection with
  employee stock purchase plan
  and 401(k) plan                                                              144,684
Issuance of common stock, net of
  offering costs                                                            26,907,970
Issuance of common stock in
  connection with acquisitions,
  net of offering costs                                                      1,814,166
Issuance of warrants for services
Deferred compensation related to
  grant of stock options                                                         4,672
Amortization of deferred
  compensation                                                                 140,538
Repayment of promissory notes                                                  101,686
Options granted to non-employees                                                58,202
Warrants issued in convertible
  debenture offering as
  financing cost                                                               323,000
Beneficial conversion feature on
  convertible debenture                                                        264,300
Net loss                                 (24,121,861)                      (24,121,861)     (24,121,861)
Translation adjustments                                       334,677          334,677          334,677
                                        ------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1999            ($63,881,456)    $    251,378     $ 29,441,039     $(23,787,184)
                                        ==================================================================

       The accompanying notes are an integral part of the supplemental consolidated financial statements.

CUBIST PHARMACEUTICALS, INC.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

A. NATURE OF BUSINESS

       Cubist Pharmaceuticals, Inc. ("Cubist") is a specialty pharmaceutical company founded in May 1992 and is focused on the research, development and commercialization of novel antimicrobial drugs to combat serious and life-threatening bacterial and fungal infections, including those caused by bacteria and fungi resistant to commercially available drugs. Cubist has established multiple technology licenses and collaborations and has established a network of advisors and collaborators. Cubist is located in Cambridge, Massachusetts and operates in one business segment.

       On October 23, 2000, C&T Acquisition Corporation, a subsidiary of Cubist, acquired TerraGen Discovery Inc., ("TerraGen") a natural products discovery company with operations in Vancouver, Canada and Slough, England. Following the acquisition, the name of TerraGen was changed to Cubist Pharmaceuticals Inc. TerraGen conducts its Slough, England operations through a wholly-owned subsidiary. With the acquisition, Cubist acquired proprietary technologies and expertise in the area of small molecule drug discovery from natural products. This transaction was accounted for using the pooling-of-interests method of accounting. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These financials statements do not extend through the date of consummation; however, they will become the historical consolidated financial statements of Cubist after financial statements covering the date of consummation of the business combination are issued. The accompanying Supplemental Consolidated Financial Statements of Cubist have been restated to include the results and balances of C&T Acquisition Corporation and TerraGen and its subsidiaries for all periods presented.

       Cubist is subject to risks common to companies in the industry including, but not limited to, uncertainty of product development and commercialization, lack of marketing and sales history, dependence on key personnel, market acceptance of products, product liability, protection of proprietary technology, ability to raise additional financing, and compliance with FDA and other governmental regulations.

       Cubist has a limited history of operations and has experienced significant net losses since inception. At December 31, 1999, Cubist has an accumulated deficit of $63.9 million. Cubist expects to incur significant additional net losses over the next several years and expects cumulative losses to increase due to expanded research and development efforts, preclinical testing and clinical trials and the development of manufacturing, marketing and sales capabilities. As a result, Cubist's business plan indicates that additional financing will be required to support its planned expenditures. Cubist believes that the funds currently available and future revenues due under its collaborative agreements (Note G) will be sufficient to fund operations through at least the next twelve months.

B. ACCOUNTING POLICIES

BASIS OF PRESENTATION AND CONSOLIDATION

       The accompanying financial statements are stated on an accrual basis.

       The accompanying Supplemental Consolidated Financial Statements include the accounts of Cubist and its wholly-owned subsidiaries. All significant intercompany amounts and transactions have been eliminated.

USE OF ESTIMATES

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

       Cash equivalents consist of short-term interest-bearing instruments with original maturities of three months or less. These investments are carried at cost which approximates market value.

       Cubist invests its cash and cash equivalents primarily in deposits, U.S. Government treasuries and money market funds with financial institutions. Cubist has not recorded any losses to date on its invested cash and cash equivalents.

SHORT-TERM INVESTMENTS

       Short-term investments, with an original maturity of more than three months and less than one year when purchased, consisted of certificates of deposit and investment-grade commercial paper at December 31, 1998 and 1999. Short-term investments, all of which are held to maturity, are stated at amortized cost plus accrued interest, which approximates market value.

LONG-TERM INVESTMENTS

       Long-term investments, with maturity of more than twelve months when purchased, consisted of investment-grade corporate debt at December 31, 1998. Long-term investments, all of which are held to maturity, are stated at amortized cost plus accrued interest, which approximates market value. Cubist does not hold any long-term investments at December 31, 1999.

PROPERTY AND EQUIPMENT

       Property and equipment are recorded at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the related assets, generally three years for computer equipment and five years for laboratory equipment and furniture and fixtures. Leasehold improvements are stated at cost and are amortized over the lesser of the life of the lease or their estimated useful lives. Maintenance and repairs are charged to expense as incurred, while major betterments are capitalized. When assets are retired or otherwise disposed of, the assets and related allowances for depreciation and amortization are eliminated from the accounts and any resulting gain or loss is reflected in income.

INTANGIBLE ASSETS

       Intellectual property and processes represents information databases, and technological process information acquired through Cubist's business acquisitions. These assets are amortized on a straight-line basis over their estimated useful life of four years. Workforce represents the estimated cost savings or value of experienced employees obtained through acquisitions and are amortized on a straight-line basis over two years. Patent costs include costs of obtaining patents directly or through an acquisition transaction. Patent costs are amortized over the lesser of the patent's remaining legal life and its useful life.

IMPAIRMENT OF LONG-LIVED ASSETS

       Cubist reviews long-lived assets including identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets generally measured as being equal to the estimated future discounted net cash flows from the asset.

REVENUE RECOGNITION AND ACCOUNTS RECEIVABLE

       Cubist has entered into various collaborative agreements with pharmaceutical and biotechnology companies. Revenue from collaborative arrangements typically includes initial technology access or licensing fees and contract research payments based on the achievement of specified milestones. Initial technology access or licensing fees are recorded as deferred revenue upon receipt and recognized as income on a systematic basis over the period that the related products or services are delivered or obligations as defined in the agreement are performed. Any revenue related to milestones and royalties is recognized as earned.

       Contract research funding generally compensates Cubist for discovery expenses related to the collaborative development programs for certain products and product candidates of Cubist, and is recognized as revenue at the time research activities are performed under the terms of the collaborative agreements.

       Revenue from Small Business Innovation Research ("SBIR") government grants to conduct research and development is recognized as eligible costs are incurred up to the funding limit. Eligible grant-related costs, which have been incurred in advance of cash receipts, are recorded as receivables.

RESEARCH AND DEVELOPMENT

       All research and development costs are expensed as incurred. The portion of purchase price, if any, on any acquisition allocated to in-process research and development is charged to expense upon acquisition (Note C).

INCOME TAXES

       Cubist accounts for income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted rates in effect for the year in which those temporary differences are expected to be recovered or settled. A deferred tax asset is established for the expected future benefit of net operating loss and credit carryforwards. A valuation reserve against net deferred tax assets is required if, based upon available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

INVESTMENT TAX CREDITS

       Investment tax credits for research and development expenditures are recorded as a reduction of tax expense when collection is reasonably assured under the flow-through method. Investment tax credits receivable at December 31, 1999 were received in January 2000.

FAIR VALUE OF FINANCIAL INSTRUMENTS

       The carrying amounts of Cubist's financial instruments, which include cash and cash equivalents, investments, accounts receivable, accounts payable, and accrued expenses approximates their fair value due to the short-term nature of the items. The estimated fair value of long-term debt and capital lease obligations approximates their carrying value. The estimated fair value of long-term debt and capital lease obligation has been determined using current interest rates for similar instruments.

       In evaluating the fair value information, considerable judgment is required to interpret the market data used to develop the estimates. The use of different market assumptions and/or different valuation techniques may have a material effect on the estimated fair value amounts. Accordingly, the estimates of fair value presented herein may not be indicative of the amounts that could be realized in a current market exchange.

FOREIGN CURRENCY AND INTEREST RATE RISK

       Cubist operates internationally, which gives rise to a risk that earnings and cash flows may be negatively impacted by fluctuations in interest and foreign exchange rates. To the date of these financial statements, Cubist has not entered into foreign currency hedging arrangements.

NET LOSS PER SHARE

       Basic net loss per share is computed using the weighted average number of shares of common stock outstanding. Diluted net loss per share does not differ from basic net loss per share since potential common shares from stock options, warrants, convertible debentures and notes payable are antidilutive for all periods presented and are therefore excluded from the calculation. During the years ended December 31, 1997, 1998 and 1999, options to purchase 809,910, 1,535,810, and 2,006,829 shares of common stock, respectively, warrants for 131,043, 3,120,314, and 2,793,239 shares of common stock, respectively, and convertible debentures and notes payable convertible into 0, 0, and 87,158 shares of common stock, respectively, were not included in the computation of diluted net loss per share since their inclusion would be antidilutive.

OTHER COMPREHENSIVE INCOME

       Comprehensive loss consists of net loss and foreign currency translation adjustments and is presented in the Statement of Stockholders' Equity.

FOREIGN CURRENCY

       The functional currency of Cubist's subsidiaries, which are located in Canada and United Kingdom, is the Canadian dollar. The remeasurement of the foreign currency balances into the Canadian dollar functional currency is performed as follows:

       - Monetary items are remeasured at the rate of exchange in effect at the balance sheet date;

       -    Non-monetary items are remeasured at historical exchange rates; and

       - Revenue and expense items are remeasured at the average exchange rate prevailing in the period.

The resulting foreign exchange gains (losses) of $0, ($1,080) and $196,584 in the years ended December 31, 1997, 1998 and 1999 are included in the net loss for the period.

The translation of the Canadian functional currency financial statements into the U.S. dollar is performed as follows:

       -    Assets and liabilities are translated at period end exchange rates;
            and

       - Revenues and expenses are translated using the average rates prevailing in the period.

The effects of foreign currency translation adjustments have been accumulated and are included as other comprehensive income in the statement of stockholders' equity.

In conjunction with the pooling of interests transaction between Cubist and TerraGen the functional currency for all of Cubist's subsidiaries was changed to the U.S. dollar, effective October 1, 2000. This will be accounted for prospectively.

DEEMED DEBT DISCOUNTS

       As applicable, the consideration received on debt instruments issued is allocated between the debt, the fair value of detachable warrants issued with the debt and the intrinsic value of beneficial (in-the-money) conversion options. In these consolidated financial statements, the debt is disclosed net of deemed discounts. Discounts attributable to detachable warrants are amortized to interest expense over the term of the debt. Discounts attributable to a beneficial conversion option are amortized over the period to the initial conversion date. Amortization is calculated by the interest yield method.

DERIVATIVE INSTRUMENTS

       In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities", which was amended by SFAS No. 137 and is effective for fiscal years beginning after June 15, 2000. The statement establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 also requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Adoption of this standard is not expected to have a material impact on the financial position or results of operations of Cubist.

NEW ACCOUNTING PRONOUNCEMENTS

       In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements," as amended by SAB 101A and SAB 101B ("SAB 101") which is effective no later than the quarter ended December 31, 2000. SAB 101 clarifies the Securities and Exchange Commission's views related to revenue recognition and disclosure. We are presently determining the effect SAB 101 will have on Cubist's financial statements, but management does not believe the effect will be material.

       In March 2000, the Financial Accounting Standard Board issued FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation - an interpretation of APB Opinion No. 25" ("FIN 44"). FIN 44 clarifies the application of APB Opinion No. 25 and among other issues clarifies the following: the definition of an employee for purposes of applying APB Opinion No. 25; the criteria for determining whether a plan qualifies as a non-compensatory plan; the accounting consequence of various modifications to the terms of previously fixed stock options or awards; and the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000, but certain conclusions in FIN 44 cover specific events that occurred after either December 15, 1998 or January 12, 2000. The application of FIN 44 is not expected to have a material impact on the Company's financial position or results of operations.

C. BUSINESS COMBINATIONS

TERRAGEN

       On October 23, 2000, Cubist indirectly through its subsidiary C&T Acquisition Corporation acquired all of the issued and outstanding common and preferred shares of TerraGen, and assumed all of the outstanding options, warrants and convertible debentures of TerraGen, by issuing 334,933 shares of Cubist common stock and causing C&T Acquisition Corporation to issue 178,491 exchangeable shares. Each common share of TerraGen was exchanged, at the election of the holder, for either 0.021323 exchangeable shares or 0.021323 shares of Cubist common stock and each preferred share was exchanged, at the election of the holder, for either 0.030386 exchangeable shares or 0.030386 shares of Cubist common stock. The exchangeable shares are exchangeable at any time at the option of the holder, on a one-for-one basis, for shares of Cubist common stock. All exchangeable shares that remain outstanding will be automatically exchanged for Cubist common stock on October 23, 2002. The options, warrants and convertible debentures of TerraGen assumed by Cubist pursuant to the acquisition are exercisable for 94,605 shares of Cubist common stock. This acquisition had been accounted for using the pooling-of-interests method of accounting. The balances as at December 31, 1998 and 1999 and the results for the three years ended December 31, 1997, 1998, and 1999 have been restated to include the balances and results of C&T Acquisition Corporation and TerraGen and its subsidiaries. Results on a stand-alone basis were as follows:

        YEAR ENDED                                                                 COMBINED
     DECEMBER 31, 1997                CUBIST                TERRAGEN               RESTATED
----------------------------    -------------------    -------------------    --------------------
Revenues                                $2,733,083                $33,970              $2,767,053
Operating loss                          (9,900,086)            (1,749,856)            (11,649,942)
Net loss                                (7,265,339)            (1,697,594)             (8,962,933)
Net loss per share                           (0.73)                (14.06)                  (0.89)

        YEAR ENDED                                                                 COMBINED
     DECEMBER 31, 1998                CUBIST                TERRAGEN               RESTATED
----------------------------    -------------------    -------------------    --------------------
Revenues                                $1,634,199                $39,953              $1,674,152
Operating loss                         (12,350,323)            (2,784,991)            (15,135,314)
Net loss                               (11,825,006)            (2,564,590)            (14,389,596)
Net loss per share                           (0.97)                (15.03)                  (1.16)

        YEAR ENDED                                                                 COMBINED
     DECEMBER 31, 1999                CUBIST                TERRAGEN               RESTATED
----------------------------    -------------------    -------------------    --------------------
Revenues                                $5,353,379             $1,493,005              $6,846,384
Operating loss                         (18,295,676)            (6,597,291)            (24,892,967)
Net loss                               (17,813,510)            (6,308,351)            (24,121,861)
Net loss per share                           (0.99)                (15.21)                  (1.31)

There were no intercompany transactions between the two companies prior to consummation of the transaction.

CHROMAXOME CORPORATION

       On March 17, 1999 Cubist purchased substantially all of the assets of ChromaXome Corporation under an asset purchase agreement dated March 12, 1999, among Cubist, Trega Biosciences and ChromaXome Corporation ("ChromaXome"). The consideration paid, excluding acquisition costs, for the assets acquired consisted of approximately $2 million in cash, notes payable of approximately $3 million and 18,231 shares of common stock having an estimated fair value of $673,405. The value assigned to the common shares was estimated by reference to the value of third party share transactions near the acquisition date.

XENOVA DISCOVERY

       On April 8, 1999 Cubist purchased substantially all of the assets of Xenova Discovery Ltd. under an asset purchase agreement dated April 8, 1999, among Cubist, Xenova Group PLC ("Xenova Group") and Xenova Discovery Ltd. ("Xenova"). The consideration paid, excluding acquisition costs, for the assets acquired consisted of L250,000 (being $402,250) in cash, notes payable of L2,250,000 (being $3,619,663) and 30,386 shares of common stock having an estimated fair value of $1,140,761. The note payable is repayable at any time by Cubist and may be converted to equity of Cubist at any time after 24 months from the date of closing, at the option of either Xenova Group or Cubist.

       The acquisitions of ChromaXome and Xenova have been accounted for by the purchase method with results of operations of the acquired entities included in the financial statements of Cubist from the dates of acquisition.

                                                    ChromaXome              Xenova                  Total
                                                -------------------   -------------------    --------------------
Capital assets                                             $22,806            $1,060,414              $1,083,220
Intangible assets                                        5,574,326             4,380,939               9,955,265
In-process research and development                        407,310               344,994                 752,304
Liabilities assumed                                         (2,511)             (278,567)               (281,078)
                                                -------------------   -------------------    --------------------

Net assets acquired                                      6,001,931             5,507,780              11,509,711

Consideration:
               Notes payable                            (3,013,094)           (3,619,663)             (6,632,757)
               Shares issued                              (673,405)           (1,140,761)             (1,814,166)
                                                -------------------   -------------------    --------------------

Cash (including acquisition costs)                      $2,315,432              $747,356              $3,062,788
                                                ===================   ===================    ====================

       Acquired in-process research and development materially represents acquired tangible assets having no alternative future use outside of specified research and development activities.

       The following table reflects, on an unaudited pro forma basis, the combined results of Cubist's operations for the years ended December 31, 1998 and 1999 as if all such acquisitions had taken place immediately prior to the beginning of the respective years presented. Appropriate adjustments have been made to reflect the accounting basis used in recording these acquisitions. No adjustments have been recorded for nonrecurring charges arising on the acquisitions. This pro forma information does not purport to be indicative of the results of operations that would have resulted had the acquisitions been in effect for the entire years presented, and is not intended to be a projection of future results or trends.

                                                   1998                      1999
Revenues                                           $1,674,152                $6,846,384
Net loss                                          $21,153,557               $25,851,246
Net loss per share                                    $(1.70)                   $(1.40)

D. PROPERTY AND EQUIPMENT

       At December 31, property and equipment consisted of:

                                                      1998            1999
                                                      ----            ----
Leasehold improvements .......................    $  2,720,931     $  2,816,007
Laboratory equipment .........................       4,125,091        5,740,898
Furniture and fixtures .......................         445,269          575,520
Computer equipment ...........................         875,961          941,325
                                                  -----------------------------
                                                     8,167,252       10,073,750
Less accumulated depreciation and amortization      (4,044,976)      (5,553,699)
                                                  -----------------------------
Property and equipment, net ..................    $  4,122,276     $  4,520,051
                                                  =============================

       Depreciation and amortization expense was $981,705, $1,295,390, and $2,911,704 in 1997, 1998 and 1999, respectively.

E. INTANGIBLE ASSETS

         At December 31, intangible assets consisted of:

                                                      1998            1999
                                                      ----            ----
Patents ......................................    $  87,738     $  4,917,196
Intellectual property and processes ..........         --          5,038,240
Workforce ....................................         --            637,559
                                                  --------------------------
                                                  $  87,738     $ 10,592,995
Less accumulated depreciation ................       (4,649)      (1,397,842)
                                                  --------------------------
Intangible assets, net .......................    $  83,089     $  9,195,153
                                                  ==========================

F. ACCRUED EXPENSES

       At December 31, accrued expenses consisted of:

                                                    1998            1999
                                                    ----            ----
Payroll and benefits .........................    $361,868    $  559,181
Professional services ........................      95,289       146,110
Annual report ................................      50,000       100,008
Drug development .............................      86,820       525,128
Interest .....................................        --         240,997
Miscellaneous ................................      60,548       207,429
                                                  ----------------------

Total accrued expenses .......................    $654,525    $1,778,853
                                                  ======================

G. COLLABORATIVE RESEARCH AGREEMENTS

       On December 15, 1995, Cubist entered into a collaborative research agreement with Pfizer Inc. Under the terms of the agreement, Pfizer paid Cubist a technology licensing fee upon execution and research support payments. In addition, Pfizer reimbursed Cubist for expenses related to the screening of Pfizer compounds against Cubist's targets and made certain milestone payments. These reimbursement payments were recognized as revenue as the work was completed. Cubist recorded sponsored research revenues of $150,000 in 1997, in accordance with the agreement. On June 20, 1997, Cubist's collaborative agreement with Pfizer expired pursuant to its own terms. Prior to such expiration, Cubist had received all of the research support payments and technology licensing fees that Cubist was entitled to receive under that collaborative agreement.

       In June 1996, Cubist entered into a collaborative research agreement with Bristol-Myers Squibb Company ("Bristol-Myers Squibb"). Under the terms of the agreement, Bristol-Myers Squibb purchased from Cubist $4,000,000 of Cubist's preferred stock upon execution of the agreement, and has agreed to make payments to Cubist upon the achievement of certain milestones. In addition, Bristol-Myers Squibb reimbursed Cubist a fixed amount for research and development expenses relating to the production of certain targets and also for expenses relating to the screening of Bristol-Myers Squibb compounds against Cubist's targets over three years. These reimbursements were paid at the beginning of each calendar quarter in accordance with the agreement. Cubist recorded sponsored research revenues of $500,000 in milestone payments in 1997 and $1,000,000, $1,000,000 and $500,000 in 1997, 1998 and 1999, respectively, for certain research and development revenues in accordance with the agreement. Bristol-Myers Squibb's exclusive research period ended in January 2000. Following January 7, 2000, Bristol-Myers Squibb's rights to continue screening and research and development with respect to Cubist's targets under the collaboration agreement continue on a non-exclusive basis.

       In June 1996, Cubist entered into a collaborative research agreement with Merck & Co., Inc. ("Merck"). Under the terms of the agreement, Merck paid Cubist a technology licensing fee upon execution and will pay certain milestone payments if earned. In addition, Merck has reimbursed Cubist for research and development expenses relating to the production of certain targets; for expenses relating to the screening of Merck compounds against Cubist's targets; and for expenses relating to compound optimization. These payments are recognized as revenue as the work is completed. Cubist recorded sponsored research revenues of $875,233, $106,667 and $2,500,000 in 1997, 1998 and 1999, respectively, for certain research and development revenues and milestone payments, in accordance with the agreement.

       In May 1997, Cubist acquired 333,333 shares of Series B Convertible Preferred Stock of Novalon Pharmaceutical Corporation ("Novalon"), together with an option to purchase all of the capital stock of

Novalon. The aggregate purchase price for such shares and such option was $1.0 million. Cubist allocated all of the $1.0 million aggregate purchase price to the option based on management's estimates of the relative fair values of the option and the shares of Series B Convertible Preferred Stock acquired. The value of the option was amortized over the option period resulting in an $833,333 research and development expense in 1997. On September 29, 1997, Cubist agreed to terminate its option to acquire Novalon and sold its existing equity position back to Novalon for $2.0 million resulting in a gain of $1,833,333 included in other income. Cubist will pay Novalon a percent of revenues received by Cubist that relates to the use of the technology.

       On February 3, 1999, Cubist entered into a research and license agreement with Novartis Pharma AG to use Cubist's proprietary VITA functional genomics technology to validate and develop assays for antiinfective targets and to identify new compounds for development as antiinfective agents. In exchange for the license, Novartis will fund a research program for a period of three years unless terminated earlier by Novartis. Cubist recorded $2,041,875 of sponsored research revenues in 1999 related to this agreement. Further, if certain scientific and development milestones are achieved, Novartis will make milestone payments. In addition, Novartis will be required to pay royalties to Cubist on worldwide sales of any drug developed and commercialized from any products derived from this collaboration. Upon the signing of the research and license agreement, Novartis purchased, and Cubist issued to Novartis, 797,448 shares of Common Stock for a total purchase price of $4.0 million in cash. The proceeds from the sale of these shares will be primarily used to fund the clinical development of daptomycin and development of its VITA functional genomics technology.

       Cubist was a party to various other collaborative research agreements which resulted in revenues of $34,000, $40,000 and $1,493,000 for the years ended December 31, 1997, 1998 and 1999, respectively.

H. LICENSE AGREEMENT

       On November 7, 1997, Cubist entered into a license agreement with Eli Lilly and Company ("Eli Lilly") pursuant to which Cubist acquired exclusive worldwide rights to develop, manufacture and market daptomycin. In exchange for such license, Cubist has paid an upfront license fee in cash and, if certain drug development milestones are achieved, has agreed to pay milestone payments by issuing shares of common stock to Eli Lilly. In addition, Cubist will be required to pay royalties to Eli Lilly on worldwide sales of daptomycin. On February 19, 1999 Cubist issued to Eli Lilly 56,948 shares of Cubist common stock as a milestone payment pursuant to, and in accordance with, the terms of the agreement. The value of the common stock was $250,000 and was recorded as research and development expense.

       Cubist and a third party entered into a cross-license ("Cross-license Agreement") dated November 18, 1999, pursuant to which Cubist granted a co-exclusive world-wide non-royalty bearing license to certain patented technology of Cubist, subject to certain restrictions. The license may not be sublicensed and the third party cannot use the macrodroplet screening technology for the term of the agreement or immunosuppressive technology for a period of one year from the date of the agreement.

       Under the Cross-license Agreement, the third party paid an upfront license fee of $2,500,000 and will pay annual license maintenance fees, until the patents expire. Cubist is required to repay the license issue fee if they were to merge or be acquired prior to November 18, 2004 by a company whose primary business is DNA shuffling. No upfront license issue fee revenue was recognized in 1999.

I. FINANCINGS

       On May 1, 1997, Cubist completed a private placement financing with investors and raised net proceeds of $3.5 million, net of issuing costs of $41,664, by issuing 88,848 shares of Cubist common stock, along with 44,424 warrants exercisable for our common stock at $56.28 CDN per share. Pursuant to the Agreement, the investors agreed to subscribe for an additional $5 million CDN (the "Second Closing"). The Second Closing occurred on October 8, 1998, resulting in the Company raising an additional $3.2 million by issuing 88,848 shares of Cubist common stock, along with 44,424 warrants exercisable for Cubist common stock at $56.28 CDN per share. In connection with the pooling-of-interests transaction consummated on October 23, 2000 between Cubist and TerraGen, the exercise price for all warrants outstanding as of that date was set at a US dollar equivalent of $37.25 per share.

       In December 1998, the shareholders of the Company authorized the exchange of all the then outstanding common share warrants for common shares on a 3 for 1 basis, for no additional consideration. Under these terms, 87,936 warrants were exchanged, for no additional consideration, for 29,312 common shares on December 31, 1998.

       On July 18, 1997, Cubist completed a private equity financing in which Cubist raised $6.0 million before offering expenses of $96,161 by issuing 979,591 common shares at $6.125 per share. These shares were subsequently registered with the Securities and Exchange Commission.

       On September 23, 1998, Cubist completed a private placement financing with investors and raised approximately $13.6 million (less financing costs of approximately $901,000) by issuing 6,065,560 shares of common stock at $2.25 per share, along with 3,032,783 warrants exercisable for common stock at $2.25 per share. The warrants are exercisable at any time until September 23, 2003. The values of the warrants and common stock in excess of par value have been reflected in additional paid-in-capital. Cubist has filed a registration statement to register 9,098,343 shares of common stock related to this financing. The proceeds of this private offering were used primarily to fund its clinical trials of daptomycin and the development of its proprietary genomic target validation and assay development VITA functional genomics technology.

       On March 15, 1999, Cubist completed a private placement financing with investors and raised net proceeds of $5.2 million, net of issuance costs of $9,200, by issuing 142,157 shares of our common stock.

       On October 21, 1999, Cubist completed a private placement financing with investors and raised approximately $18.8 million (less financing costs of $1,328,892) by issuing 2,503,333 shares of common stock at $7.50 per share. Cubist has filed a registration statement to register the resale of the 2,503,333 shares of common stock issued in this financing. The proceeds of this private offering are being used primarily to fund its clinical trials of daptomycin and the development of its proprietary genomic target validation and assay development VITA functional genomics technology.

J. STOCKHOLDERS' EQUITY

WARRANTS

       Total warrants outstanding at December 31, 1999 were 2,793,239 (2,706,115 warrants relate to the September 23, 1998 financing described in footnote G).

       In February 1999, Cubist issued to Bridge Technology Group a warrant exercisable for 25,000 shares common stock at $4.31 per share. The value of the warrants using the Black-Scholes option-pricing model is

$77,107. The value is being amortized to general and administrative expense over a one-year period, and the warrants are due to expire February 2004.

NOTES RECEIVABLE FROM RELATED PARTIES

       Cubist has accepted a promissory note from the Chief Executive Officer in consideration for the preferred stock issued to him. In 1997, the term of this note was extended to fall due in equal quarterly installments of $10,000 commencing on March 31, 1998. On October 14, 1999 the principal amount of this note was paid in full.

       Cubist has accepted a promissory note from a Senior Vice President in consideration for 50,000 shares of restricted common stock issued to him. The aggregate principal amount of this note at December 31, 1999 is $506,250 and is reflected in stockholders' equity as a reduction to paid-in-capital. This note has an annual interest rate of 4% and falls due on September 25, 2002. The note will be forgiven in three equal annual installments, contingent upon the Senior Vice President's continued employment, until September 2002.

K. STOCK OPTIONS

       Under the Cubist 1993 Amended and Restated Stock Option Plan, options to purchase 3,000,000 shares of common stock may be granted to employees, directors, officers or consultants. The options are generally granted at fair market value on the date of the grant as determined by the Board of Directors, vest ratably over a four-year period and expire ten years from the date of grant. At December 31, 1999 there were 342,340 shares available for future grant.

       Under the TerraGen Discovery Inc. Employee Stock Option Plan, incentive and non-qualified stock options may be granted to United Kingdom and Canadian employees, directors and consultants. Options typically vest ratably over a maximum four-year period and expire ten years from the date of grant. In connection with the acquisition by Cubist, Cubist assumed the TerraGen plan and all of the TerraGen options were converted at the acquisition exchange ratio of 0.021323 per common share into options to acquire common stock of Cubist. The assumed options are exercisable upon the same terms and conditions as provided in the TerraGen plan except that the assumed options are exercisable for shares of Cubist common stock upon payment of the revised exercise price in U.S. dollars.

       During 1994 and 1995, Cubist allowed employees and consultants to exercise their full grants to take advantage of certain favorable tax benefits. Cubist reserved the right to repurchase any unearned shares at the original purchase price if the employee or consultant does not fulfill the vesting requirement. 1,390 and 2,064 shares of previously exercised options were repurchased in 1997 and 1998, respectively, because vesting schedules were not fulfilled. The remaining shares are fully vested at December 31, 1999.

       Cubist adopted the disclosure provisions of SFAS 123, Accounting for Stock Based Compensation, in 1996 and has applied APB Opinion 25 and related Interpretations in accounting for its plans. Had compensation costs for Cubist's stock-based compensation plan been determined based on the fair value at the grant dates as calculated in accordance with SFAS 123, Cubist's net loss and loss per share for the years ended December 31, 1997, 1998 and 1999 would have been increased to the pro forma amounts indicated below:

                                              1997                             1998                                1999
                                              ----                             ----                                ----
                                     NET LOSS       BASIC AND          NET LOSS      BASIC AND             NET LOSS      BASIC AND
                                                   DILUTED LOSS                     DILUTED LOSS                        DILUTED LOSS
                                                    PER SHARE                        PER SHARE                           PER SHARE
As Reported...............       $(8,962,933)          $(0.89)      $(14,389,596)        $(1.16)        $(24,121,861)        $(1.31)
Pro forma.................       $(9,575,118)          $(0.95)      $(15,656,293)        $(1.26)        $(26,713,559)        $(1.45)

       The fair value of each stock option was estimated on the date of grant using the Black-Scholes option-pricing model. The following weighted-average assumptions were used for fiscal 1997:

                                                                   Cubist                               TerraGen
Expected stock price volatility                                    87%                                  108%
Risk free interest rate                                            6.36%                                5.24%
Expected annual dividend yield per share                           0%                                   0%
Expected life of options                                           4 years                              3 years

       The following weighted-average assumptions were used for fiscal 1998:

                                                                   Cubist                               TerraGen
Expected stock price volatility                                    97%                                  113%
Risk free interest rate                                            4.7%                                 5.01%
Expected annual dividend yield per share                           0%                                   0%
Expected life of options                                           4 years                              4 years

       The following weighted-average assumptions were used for fiscal 1999:

                                                                   Cubist                               TerraGen
Expected stock price volatility                                    74%                                  102%
Risk free interest rate                                            5.3%                                 5.10%
Expected annual dividend yield per share                           0%                                   0%
Expected life of options                                           7 years                              4 years

       The effects of applying SFAS 123 in this pro forma disclosure are not indicative of future amounts. Additional awards in future years are anticipated.

       A summary of the status of Cubist's stock option plan as of December 31, 1997, 1998 and 1999, and changes during each of the years then ended, is presented below:

                                           1997                   1998                    1999
                                           ----                   ----                    ----
                                                 WAEP*                   WAEP*                    WAEP*
                                    NUMBER    PER SHARE    NUMBER      PER SHARE    NUMBER     PER SHARE
                                    ------    ---------    ------      ---------    ------     ---------
Balance at January 1 .........     502,418     $ 1.96       809,910     $ 4.98     1,535,810     $ 4.01
Granted ......................     444,494       7.54     1,010,484       4.10       887,866       6.57
Exercised ....................     (56,591)     (2.06)       (3,642)     (1.23)     (140,420)     (2.94)
Canceled .....................     (80,411)     (2.32)     (280,942)     (7.20)     (276,427)     (3.97)
                                   ---------------------------------------------------------------------
Balance at December 31 .......     809,910     $ 4.98     1,535,810     $ 4.01     2,006,829     $ 5.11
                                   =====================================================================
Weighted average grant-date
 fair value of options granted
 during the year:
   Exercise price greater than
    grant date stock fair
    value......................                $13.35                   $20.18                  $22.66
   Exercise price equals grant
    date stock fair value......                $ 5.41                   $ 2.42                  $ 3.72
   Exercise price less than
    grant date stock fair
    value......................                   --                       --                   $ 7.94

-----------

*    Weighted-average exercise price

       The following table summarizes information about stock options outstanding at December 31, 1999:

                                               OPTIONS OUTSTANDING                                    OPTIONS EXERCISABLE
RANGE OF                           NUMBER                REMAINING        WEIGHTED-AVERAGE            NUMBER        WEIGHTED-AVERAGE
EXERCISE PRICES               OUTSTANDING         CONTRACTUAL LIFE          EXERCISE PRICE       EXERCISABLE          EXERCISE PRICE
---------------               -----------      -------------------        ----------------       -----------        ----------------
$.007--$1.96...........           248,355                5.5 years                   $1.60           224,429                   $1.56
$2.25--$5.00...........         1,054,337                9.0 years                    3.24           197,618                    3.06
$5.25--$7.00...........           419,659                7.9 years                    5.69           201,911                    5.73
$8.00--$11.625.........           256,182                9.6 years                   10.20            18,740                    9.74
$31.04--$51.08.........            28,296                8.2 years                   50.95            10,823                   50.90
                        ------------------------------------------------------------------------------------------------------------
                                2,006,829                8.3 years                   $5.11           653,521                   $4.35
                        ============================================================================================================

L. LEASE COMMITMENTS

       Cubist leases its facilities under operating lease agreements, which extend through 2003. Certain of these leases contain renewal options for an additional five-year period and provisions that adjust the base payment based upon changes in the consumer price index and require Cubist to pay operating costs, including property taxes, insurance and maintenance. Cubist provided a security deposit of $100,000 upon execution of a lease. The security deposit bears interest in a segregated account, and was partially refunded ($79,000 plus interest) on the fifth anniversary, and is fully refundable plus interest within thirty days after the expiration of the lease, provided no event of default has occurred. In 1995, Cubist entered into an agreement with the landlord under which the landlord provided financing of $345,500 to Cubist for expansion of the facility, which is payable in equal monthly installments of $7,685 over five years with an annual interest rate of 12% through February 2000. No additional security deposit was required. At December 31, 1999, the outstanding principal balance was $15,143.

       Cubist leases certain equipment under long-term capital leases. The cost of this equipment included in fixed assets was approximately $4,632,000, with associated accumulated depreciation of approximately

$3,311,000, at December 31, 1999. Cubist intends to purchase all of the leased equipment at a price to be negotiated at lease end. Future lease payments for non-cancelable leases for the respective years ended December 31 are as follows:

                                           OPERATING LEASES     CAPITAL LEASES
                                           ----------------     --------------
   2000 ..................................    $   702,268          $  891,327
   2001 ..................................        608,998             704,878
   2002 ..................................        559,123             341,217
   2003 ..................................        498,545               1,896
   2004 and thereafter ...................           --                  --
                                              --------------------------------
Total minimum lease payments .............    $ 2,368,934          $1,939,318
                                              --------------------------------
Less amount representing interest
 payments.................................                           (312,432)
                                                                --------------
Present value of minimum lease payments...                          1,626,886
Less current portion......................                           (720,807)
                                                                --------------
Long-term obligation......................                           $906,079
                                                                ==============

       Lease payments under operating leases were $348,570, $459,481 and $763,503 in 1997, 1998 and 1999, respectively.

M. LONG TERM DEBT

                                                                          1999           1998
                                                                          ----           ----
9.5% note payable issued March 16, 1999 maturing
  the earlier of June 30, 2000 or upon completion
  of a second financing. Interest is payable on
  maturity and the principal of $1,000,000 note (note C) .........    $ 1,000,000

LIBOR rate plus 1% note payable, issued April 8, 1999,
  maturing on April 8, 2002. Interest is payable quarterly
  on March 31, June 30, September 30, and December 31.
  The principal of L1,500,000 is denominated
  in UK pounds sterling (note C) .................................      2,400,440

12% convertible debentures issued November 16, 1999, to mature
  March 31, 2000. The debentures are convertible at the option of the holder into shares of common stock and interest is
  payable on maturity. The principal of $1,625,000 is denominated in Canadian dollars. The amount presented is net of deemed
  discount .......................................................        886,934

LIBOR rate term loan agreement ...................................      1,139,578
Other ............................................................         15,193     $ 100,066
                                                                      --------------------------
                                                                        5,442,145       100,066
                                                                      --------------------------
Less current portion .............................................     (2,490,231)      (83,957)
                                                                      --------------------------
Long-term obligation .............................................    $ 2,951,864     $  16,109
                                                                      ==========================

       On November 16, 1999, Cubist issued 1,625,000 units for cash proceeds of $1,625,000 CDN. Each unit entitles the holder to:

       - one convertible debenture with a face value of $1 Cdn each, bearing interest at 12%, collateralized by all present and after-acquired property of TerraGen, payable on March 31, 2000. Each debenture is convertible into 0.01777 of common stock at the option of the holder; and

       - one third of one share purchase warrant. Each whole share purchase warrant entitles the holder to purchase 0.030386 shares of common stock of Cubist at $37.25, from December 31, 1999 until November 16, 2004.

       The estimated value of the detachable share purchase warrants of $323,000 was recorded as a discount on the convertible debenture and is being amortized to interest expense over the term of the debt using the effective yield method. At December 31, 1999, the unamortized discount was $215,000.

       The convertible debenture has a beneficial conversion feature valued at $264,300, equal to the aggregate excess market value of the underlying common shares at the agreement date over the conversion rate. The beneficial conversion feature was recorded as an addition to additional paid-in capital and recognized on issuance as interest expense, as the debenture being immediately convertible.

       During March 1999, Cubist entered into a term loan agreement with a bank under which Cubist is able to borrow up to $1,500,000 to finance fixed asset purchases. Advances under this facility are to be repaid over a 36-month period, commencing on March 31, 2000. Interest on the borrowings is at the bank's LIBOR rate (8.42% at December 31, 1999). Borrowings under the facility are collateralized by all capital equipment purchased with the funds under this term loan. At December 31, 1999, borrowings outstanding totaled $1,139,578.

       At December 31, 1999, payments of principal and interest on existing debt were due as follows:

Fiscal year ending December 31,
2000...........................................................................        $2,937,561
2001...........................................................................           678,194
2002...........................................................................         3,078,633
                                                                                       ----------
Total payments.................................................................         6,694,388
Less amounts representing interest.............................................        (1,252,293)
                                                                                       ----------
Total debt.....................................................................        $5,442,095
Less current portion...........................................................        (2,490,231)
                                                                                       ----------
                                                                                       $2,951,864
                                                                                       ===========

N. EMPLOYEE BENEFITS

       Cubist maintains a 401(k) savings plan in which substantially all of its permanent employees are eligible to participate. Participants may contribute up to 15% of their annual compensation to the plan, subject to certain limitations. Prior to January 1, 1998, Cubist contributed a matching amount of up to 1.5% of a participant's total compensation or $500 annually, whichever is less. Effective January 1, 1998, participants were granted a matching option in cash or Cubist common stock. Cubist will match in common stock up to 4.5% of a participant's total compensation or 75% of a participant's total contribution annually, whichever is less. Matches distributed in common stock have immediate vesting. Cubist contributed $20,165, $6,160 and $5,853 during 1997, 1998 and 1999, respectively. Additionally, in 1999, Cubist issued 28,420 shares of common stock pursuant to this plan. No shares were issued prior to 1999.

       Cubist instituted an employee stock purchase plan in 1998, in which substantially all of its permanent employees are eligible to participate. Participants may contribute up to 15% of their annual compensation to the plan, subject to certain limitations. The plan allows participants to purchase Cubist common stock, after a pre-determined six-month period, through payroll deductions at a price 15% less than the lower of the closing price for the beginning or ending date of the purchase period. The plan allows for the issuance of 250,000 shares of common stock to eligible employees. During 1998 and 1999, Cubist issued 6,341 and 11,615 shares of common stock, respectively, pursuant to this plan.

       In Canada, Cubist maintains a Group Registered Retirement Savings Plan ("RRSP"), independent to each employee, through a nationally recognized funds manager. Substantially all of the permanent employees are eligible to participate. Participants may contribute up to 18% of their previous years earned income to a maximum of $13,500 CDN to the plan. Cubist will make a matching contribution up to 3% of an employee's salary. Cubist contributed $19,137, $27,639 and $33,704 during 1997, 1998 and 1999, respectively.

       In the United Kingdom, Cubist maintains a Contracted In Money Purchase Scheme for all employees. Participants many contribute up to 10% of their annual compensation to the scheme. Cubist matches contributions at a level up to 10% of an employee's salary. Cubist contributed $0, $0 and $42,083 during 1997, 1998 and 1999, respectively.

O. INCOME TAXES

       Based on Cubist's current financial status, realization of Cubist's deferred tax assets does not meet the "more likely than not" criteria under SFAS No. 109 and, accordingly, a valuation allowance for the entire deferred tax asset amount has been recorded. The components of the net deferred tax asset and the related valuation allowance are as follows:

                                                                                  1998                 1999
                                                                                  ----                 ----
Deferred income tax assets:
Net operating loss carryforwards.....................................           $11,501,958          $18,654,488
Research and development costs.......................................             4,001,161            3,754,689
Tax credit carryforwards.............................................             1,938,000            2,786,000
Deferred revenues....................................................                  --                997,630
Other, net...........................................................               430,384            1,041,085
                                                                        -----------------------------------------

Total deferred tax assets............................................            17,871,503           27,233,892
Valuation allowance..................................................           (17,871,503)         (27,233,892)
                                                                        -----------------------------------------

Net deferred tax assets..............................................          $      --             $     --
                                                                        =========================================

       Cubist's federal effective tax rates were 0%, 1.2% and 3.7%, respectively, for 1997, 1998 and 1999. The effective tax rate differed from statutory rate of 34% tax rate for 1997 due to a net operating loss and the non-recognition of any deferred tax assets. The effective tax rate differed from the statutory rate of 34% in 1998 and 1999 due to net operating losses, the non-recognition of any deferred tax assets and tax benefits of $175,497 and $925,593, respectively, which were due to Canadian investment tax credits for which a cash refund was received.

       At December 31, 1999, Cubist has federal net operating loss carryforwards of approximately $45.4 million, which begins to expire in 2007, state net operating loss carryforwards of $37.5 million, which begins to expire in 2000, and $3,100,000 CDN of foreign net operating loss carryforwards which begin to expire in 2004. Cubist also has federal, state and foreign credit carryforwards of $1,765,000, $1,546,000, and $170,000, respectively, which begin to expire in 2006.

       Ownership changes resulting from the issuance of capital stock may limit the amount of net operating loss and tax credit carryforwards that can be utilized annually to offset future taxable income. The amount of the annual limitation is determined based on Cubist's value immediately prior to the ownership change. Subsequent significant changes in ownership could further affect the limitation in future years.

P. RELATED PARTY TRANSACTION

       Cubist leases certain laboratory and computer equipment from a founding shareholder of TerraGen. The term of the agreement is for a period of ten years commencing May 1, 1996. Cubist is required to pay $1 per annum, which is substantially below what would be charged to a non-related party.

Q. SUBSEQUENT EVENTS

       On January 17, 2000, Cubist issued notes payable totaling $3,000,000 CDN to the MM Venture Finance Partnership ("MM"). The notes payable bear interest at 14.4%, and are repayable in blended interest and principal payments over 36 months up to January 17, 2003. Under the terms of the financing, TerraGen's assets, including its patents, were pledged as collateral for the loan. In addition, MM received 22,790 warrants entitling MM to purchase common stock at a price of $56.28 CDN per share. Under the terms of the Warrant Agreement, the exercise price per share is reduced to $39.49 CDN per share if 50% or more of TerraGen's outstanding shares or substantially all of its assets, rights or properties are acquired through a business combination transaction. The 22,790 warrants were exercised on October 23, 2000 for gross proceeds of $900,000 Cdn upon the subsequent completion of a business combination between Cubist and TerraGen. The exercise of warrants at $39.49 CDN per share reduced the conversion price of the Xenova note to $26.14 per share.

       On January 29, 2000, Cubist completed a private placement financing with investors and raised approximately $55.0 million (less estimated financing costs of $3,039,000) by issuing 2,200,000 shares of common stock at $25.00 per share. Cubist filed a registration statement to register the resale of the 2,200,000 shares of common stock issued in this financing.

       In March 2000, Cubist increased its term loan by an additional $2,000,000 to finance leasehold improvements and fixed asset purchases.

       As per the terms of the acquisition of ChromaXome, Cubist issued a $1,000,000 note payable to Trega due June 2000 or 15 days after the completion of a second financing. As Cubist completed a financing in November 1999 and the MM Venture loan in January 2000, the note became payable in February 2000. Cubist negotiated with Trega to extend the repayment date until April 15, 2000. The $1,000,000 note payable and the related interest to April 15, 2000 of $103,000 were repaid on April 15, 2000.

       On April 3, 2000, Cubist completed a secondary public offering and raised approximately $82.5 million (less financing costs of $4,957,275) by issuing 2,500,000 shares of common stock at $33.00 per share. In addition, on May 3, 2000, the underwriters exercised their option to purchase an additional 375,000 shares of common stock at $33.00 per share to cover over-allotments, raising an additional $12.4 million (less financing costs of $680,625).

       In June 2000, Cubist entered into a services agreement with Gist-brocades Holding A.G. (DSM), an affiliated company of DSM Capua pursuant to which DSM has agreed to provide supervisory and advisory services to Cubist relating to the equipping of the manufacturing facility at DSM Capua. Cubist has also entered into a manufacturing and supply agreement with DSM Capua pursuant to which DSM Capua has agreed to manufacture and supply to Cubist bulk daptomycin drug substance for commercial purposes. Under the terms of the manufacturing and supply agreement, DSM Capua is required to prepare its manufacturing facility in Italy to manufacture bulk daptomycin drug substance in accordance with Good Manufacturing Practices standards. Under the terms of the service agreements, Cubist will make a series of scheduled payments to DSM over a five year period beginning in 2000 in order to reimburse DSM for certain costs to be incurred by DSM Capua in connection with the preparation, testing and validation of its manufacturing facility. In February 2000, Cubist reimbursed $750,000 of these costs to DSM Capua. In addition, in consideration for the implementation of the Cubist technology in the facility by DSM Capua, Cubist has agreed to make milestone payments to DSM if specific phases of the preparation of its manufacturing facility are completed within specified periods of time. Cubist is accruing these estimated milestone payments on a quarterly basis. Upon completion of the preparation of DSM Capua's manufacturing facility and a determination by the FDA that the manufacturing facility complies with Good Manufacturing Practices standards, Cubist will purchase minimum annual quantities of bulk daptomycin drug substance from DSM over a five-year period beginning in 2002.

       Cubist issued convertible debentures totaling $1,625,000 CDN in November 1999, due on March 1, 2000. As of April 3, 2000, Cubist had not paid back the notes and none of the investors had converted the convertible debentures into equity. Under the terms of the agreement, if the debentures are not repaid before maturity the investors have the right to convert the convertible debentures to preferred shares. On March 31, 2000, Cubist issued 30,176 shares of common stock on conversion of the convertible debentures and related interest.

       In April 2000, Cubist entered into a development and supply agreement with Abbott Laboratories (Abbott) pursuant to which Abbott has agreed to assist Cubist in the development of daptomycin as a parenteral formulation and to manufacture and sell exclusively to Cubist, daptomycin as a parenteral formulation. Under the terms of this agreement, Cubist has agreed to make certain milestone payments to Abbott for their development efforts and assistance in obtaining an approved New Drug Application (NDA) for daptomycin. Cubist has made payments in 2000 totaling $325,000. If the FDA approves the daptomycin NDA, Cubist will purchase minimum annual quantities of drug product from Abbott over a five year period beginning in 2001.

       On September 18, 2000, Cubist accepted a promissory note from the Chief Executive Officer. The aggregate principal amount of this note at September 30, 2000 is $250,000. This note has an annual interest rate of 6.15% and falls due March 31, 2002.

       On November 6, 2000, Cubist and Emisphere Technologies, Inc. signed a research and development collaboration to utilize Emisphere's oral drug delivery technology for Cubist's late-stage development product Cidecin(TM) (daptomycin for injection) and other lipopeptides. Under the terms of the agreement, Cubist could pay fees, research funding and milestone payments totaling $30 million should a product be successfully commercialized. Cubist would also pay a royalty on sales of any product resulting from the collaboration and would be responsible for drug development and would receive exclusive worldwide commercialization rights to any oral products.

       On September 8, 2000, Cubist announced the purchase of a new corporate headquarters building in Lexington, Massachusetts. The new facility is 88,000 square feet, approximately 35,000 of which is constructed as laboratory space. To finance the purchase, Cubist issued $39 million of convertible notes to John Hancock Life Insurance Company. This financing covers the building purchase price of approximately $34 million and includes $5 million for facility improvements. The five-year notes carry a coupon rate of 8.5% and can be converted to Cubist common stock at $63.8625 per share, which represents a premium to the market price, determined at the time of commitment. Cubist retains the right to redeem these notes after three years.

       On January 7, 2001, Cubist and Gilead Sciences, Inc. signed a licensing agreement for the exclusive rights to commercialize Cubist's investigational antibacterial drug Cidecin(TM) (daptomycin for injection) and an oral formulation of daptomycin in 16 European countries following regulatory approval. Gilead has agreed to pay Cubist an up-front licensing fee of $13 million, and Cubist is entitled to receive additional cash payments of up to $31 million upon achievement of certain clinical and regulatory milestones. Gilead will also pay Cubist a fixed royalty on net sales. Cubist will continue to be responsible for worldwide clinical development of Cidecin, while Gilead will be responsible for any regulatory filings in the covered territories. Gilead's sales force will market the products in Europe.

                         CUBIST PHARMACEUTICALS, INC.
        INDEX TO SUPPLEMENTAL CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                 AS OF SEPTEMBER 30, 2000 AND DECEMBER 31, 1999
   AND FOR THE THREE AND NINE MONTH PERIODS ENDED SEPTEMBER 30, 2000 AND 1999


                                                                                                                    PAGE
                                                                                                                    ----
Supplemental Condensed Consolidated Balance Sheets as of September 30, 2000 and December 31, 1999................    F-29
Supplemental Condensed Consolidated Statements of Operations for the three
  months and nine months ended September 30, 2000 and 1999.......................................................    F-30
Supplemental Condensed Consolidated Statements of Cash Flows for the nine months
  ended September 30, 2000 and 1999..............................................................................    F-31
Notes to Supplemental Unaudited Condensed Consolidated Financial Statements......................................    F-33

                          CUBIST PHARMACEUTICALS, INC.
               SUPPLEMENTAL CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                      SEPTEMBER 30,    DECEMBER 31,
                                                                          2000            1999
                                                                      -------------    ------------
                                                                       (Unaudited)
                                  ASSETS
Current assets:
     Cash and cash equivalents ...................................   $  80,577,638    $  12,248,607
     Short-term investments ......................................            --         14,580,515
     Accounts receivable .........................................         841,798          380,107
     Investment tax credits receivable ...........................            --            926,699
     Prepaid expenses and other current assets ...................       2,090,374          564,324
                                                                     -------------    -------------
     Total current assets ........................................      83,509,810       28,700,252
Property and equipment, net ......................................      39,723,960        4,520,051
Intangible assets ................................................       7,555,012        9,195,153
Long-term investments ............................................      72,286,408             --
Other assets .....................................................       2,078,528          179,287
                                                                     -------------    -------------
              Total assets .......................................   $ 205,153,718    $  42,594,743
                                                                     =============    =============

                   LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable ............................................   $   2,714,201    $   1,771,995
     Accrued expenses ............................................       4,860,995        1,778,853
     Current portion of long-term debt ...........................       1,195,804        2,490,231
     Current portion of capital lease obligations ................         667,028          720,807
                                                                     -------------    -------------
              Total current liabilities ..........................       9,438,028        6,761,886
                                                                     -------------    -------------
Deferred revenue .................................................       2,443,343        2,533,875
Long-term debt, net of current portion ...........................      43,830,222        2,951,864
Long-term capital lease obligation, net of current portion .......         395,462          906,079
                                                                     -------------    -------------
              Total liabilities ..................................      56,107,055       13,153,704
                                                                     -------------    -------------

Commitments (Notes H & K)

Stockholders' equity:

   Preferred stock, non-cumulative; convertible, $.001 par value;
     authorized 5,000,000 shares 1998 and 1999; issued and
     outstanding 1998 and 1999 no shares .........................            --               --
   Common stock - $.001 par value; authorized: 50,000,000 shares;
     27,691,659 and 20,983,510 shares issued and outstanding as of
     September 30, 2000 and December 31, 1999, respectively ......          27,691           20,984
   Additional paid-in capital ....................................     239,731,252       93,050,133
   Accumulated deficit ...........................................     (90,790,237)     (63,881,456)
   Accumulated other comprehensive income ........................          77,957          251,378
                                                                     -------------    -------------
               Total stockholders' equity ........................     149,046,663       29,441,039
                                                                     -------------    -------------

              Total liabilities and stockholders' equity .........   $ 205,153,718    $  42,594,743
                                                                     =============    =============

     THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE SUPPLEMENTAL UNAUDITED CONDENSED FINANCIAL STATEMENTS.

                          CUBIST PHARMACEUTICALS, INC.
          SUPPLEMENTAL CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                    UNAUDITED

                                                      THREE MONTHS ENDED               NINE MONTHS ENDED
                                                          SEPTEMBER 30,                  SEPTEMBER 30,
                                                 ----------------------------    ----------------------------
                                                      2000           1999            2000            1999
                                                 ------------    ------------    -----------    -------------
Sponsored research revenues ..................   $  1,314,390    $  3,366,986    $  4,256,820    $  5,335,980

Operating expenses:
         Research and development ............      9,964,299       6,578,182      29,448,554      17,835,064
         Write-off of acquired in-process
         research and development ............          -               -               -             752,304
         General and administrative ..........      2,916,199       1,605,728       7,139,846       4,155,254
                                                 ------------    ------------    ------------    ------------
             Total operating expenses ........     12,880,498       8,183,910      36,558,400      22,742,622


Interest income ..............................      2,631,425         215,990       6,001,676         751,090
Interest expense .............................       (554,647)       (208,376)     (1,117,440)       (488,887)
Other income..................................         15,683          39,815          47,051         119,446
                                                 ------------    ------------    ------------    ------------

Net loss before income taxes .................   ($ 9,473,647)   ($ 4,769,495)   ($27,400,293)   ($17,024,993)
                                                 ------------    ------------    ------------    ------------
Income taxes benefit .........................          -             115,506         491,512         348,596
                                                 ------------    ------------    ------------    ------------
Net loss .....................................   ($ 9,473,647)   ($ 4,653,989)   ($26,908,781)   ($16,676,397)
                                                 ============    ============    ============    ============
Basic and diluted net loss per common
share ........................................         ($0.34)         ($0.26)         ($1.04)         ($0.93)
                                                 ============    ============    ============    ============
Weighted  average  number of common shares for
basic and diluted net loss per common
share ........................................     27,635,686      18,065,123      25,953,738      17,843,827
                                                 ============    ============    ============    ============


     THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE SUPPLEMENTAL UNAUDITED CONDENSED FINANCIAL STATEMENTS.

                          CUBIST PHARMACEUTICALS, INC.
          SUPPLEMENTAL CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                    UNAUDITED

                                                                                        NINE MONTHS ENDED
                                                                                          SEPTEMBER 30,
                                                                                ------------------------------
                                                                                     2000             1999
                                                                                     ----             ----
Cash flows for operating activities:
   Net loss ................................................................   $ (26,908,781)   $ (16,676,397)
   Adjustments to reconcile net loss to net cash
    used in operating activities:
     Write-off of acquired in-process research and development .............            --            752,304
     Depreciation and amortization .........................................       3,157,642        2,048,595
     Gain on the sale of equipment .........................................          (8,600)          23,528
     Common stock issued for technology milestone ..........................            --            250,000
     Cashless exercise of warrants .........................................            --             38,330
     Stock based compensation ..............................................          36,600           43,650
     Discounts on long-term debt ...........................................         298,723             --
     Foreign exchange ......................................................         (47,051)        (119,446)
     Changes in assets and liabilities:
         Accounts receivable ...............................................         452,101         (423,173)
         Investment tax credits receivable .................................            --            169,348
         Prepaid expenses and other current assets .........................      (1,279,921)        (930,502)
         Other assets ......................................................        (873,366)          23,980
         Accounts payable and accrued expenses .............................       4,083,796        2,302,289
                                                                               -------------    -------------
            Total adjustments ..............................................       5,819,924        4,178,903
                                                                               -------------    -------------
Net cash used for operating activities .....................................     (21,088,857)     (12,497,494)

Cash flows for (from) investing activities:
   Acquisition of Xenova Discovery, net of cash on-hand ....................            --           (747,365)
   Acquisition of ChromaXome Corporation, net of cash on-hand ..............            --         (2,315,432)
   Purchase of building and equipment ......................................     (35,443,209)        (508,338)
   Proceeds from the sale of equipment .....................................           8,600             --
   Leasehold improvements ..................................................      (1,058,003)         (85,350)
   Purchase of intangible assets ...........................................        (160,438)            --
   Purchase of short-term investments ......................................      (7,857,440)        (754,638)
   Maturities of short-term investments ....................................      22,437,955        8,940,222
   Purchase of long-term investments .......................................     (72,286,408)            --
                                                                               -------------    -------------
Net cash provided by (used for) investing activities .......................     (94,358,943)       4,529,099
                                                                               -------------    -------------

Cash flows from financing activities:
   Issuance of common stock and warrants, net ..............................     144,396,010        9,606,500
   Costs associated with issuance of convertible notes .....................      (1,302,240)            --
   Proceeds from notes receivable ..........................................            --             30,000
   Repayments of long term debt ............................................      (1,734,755)         (62,571)
   Proceeds from long term debt ............................................      42,865,948          787,500
   Principal payments of capital lease obligations .........................        (551,122)        (553,993)
                                                                               -------------    -------------
Net cash provided by financing activities ..................................     183,673,841        9,807,436
                                                                               -------------    -------------

Net increase(decrease) in cash and cash equivalents ........................      68,226,041        1,839,041

Effect of changes in foreign exchange rates on cash balances ...............         102,990          145,894

Cash and cash equivalents, beginning of period .............................      12,248,607        8,779,106
                                                                               -------------    -------------
Cash and cash equivalents, end of period ...................................   $  80,577,638    $  10,764,041
                                                                               -------------    -------------
Supplemental non-cash investing and financing activities:
Issuance of notes payable on acquisitions ..................................            --      $   6,632,757
Issuance of shares on acquisitions .........................................            --          1,814,166
Value assigned to warrants issued with convertible debenture ...............   $     657,128             --
Value assigned to beneficial conversion feature on convertible debenture....       1,112,097             --
                                                                               =============    =============


     THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE SUPPLEMENTAL UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.

                          CUBIST PHARMACEUTICALS, INC.
   NOTES TO SUPPLEMENTAL UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


A.   NATURE OF BUSINESS

       Cubist Pharmaceuticals, Inc. is a specialty pharmaceutical company founded in May 1992 and is focused on the research, development and commercialization of novel antimicrobial drugs to combat serious and life-threatening bacterial and fungal infections, including those caused by bacteria and fungi resistant to commercially available drugs. Cubist has established multiple technology licenses and collaborations and has established a network of advisors and

       On October 23, 2000, C&T Acquisition Corporation, a subsidiary of Cubist, acquired TerraGen Discovery Inc., ("TerraGen") a natural products discovery company with operations in Vancouver, Canada and Slough, England. Following the acquisition, the name of TerraGen was changed to Cubist Pharmaceuticals Inc. TerraGen conducts its Slough, England operations through a wholly-owned subsidiary. With the acquisition, Cubist acquired proprietary technologies and expertise in the area of small molecule drug discovery from natural products. This transaction was accounted for using the pooling-of-interest method of accounting. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These financials statements do not extend through the date of consummation; however, they will become the historical consolidated financial statements of Cubist after financial statements covering the date of consummation of the business combination are issued. The accompanying Supplemental Consolidated Financial Statements of Cubist have been restated to include the results and balances of C&T Acquisition Corporation and TerraGen and its subsidiaries for all periods presented.

B.   ACCOUNTING POLICIES

     BASIS OF PRESENTATION

       The accompanying unaudited condensed financial statements reflect all adjustments, consisting of normal recurring adjustments, which are necessary, in the opinion of management, for a fair presentation of the results of the interim periods presented. Interim results are not necessarily indicative of results for a full year. These unaudited condensed consolidated financial statements do not include all information and footnote disclosures required by generally accepted accounting principles and therefore should be read in conjunction with Cubist's audited financial statements and related footnotes for the year ended December 31, 1999 which are included in Cubist's Annual Report on Form 10-K/A and Cubist's supplemental consolidated financial statements which are included elsewhere in this document.

     NET LOSS PER COMMON SHARE

       Basic net loss per share is computed using the weighted average number of shares of common stock outstanding. Diluted net loss per share does not differ from basic net loss per share since potential common shares from stock options and warrants are antidilutive for all periods presented and are therefore excluded from the calculation. At September 30, 2000 and 1999 options to purchase 2,779,659 and 2,064,069 shares of common stock, respectively, and warrants for 1,606,748, and 2,932,892 shares of common stock, respectively, were not included in the computation of diluted net loss per share since their inclusion would be antidilutive.

C.  VENDOR AGREEMENTS

       In April 2000, Cubist entered into a development and supply agreement with Abbott Laboratories (Abbott) pursuant to which Abbott has agreed to assist Cubist in the development of daptomycin as a parenteral formulation and to manufacture and sell exclusively to Cubist, daptomycin as a parenteral formulation. Under the terms of this agreement, Cubist has agreed to make certain milestone payments to Abbott for their development efforts and assistance in obtaining an approved New Drug Application (NDA) for daptomycin. Cubist has made payments totaling $325,000 to date. If the FDA approves the daptomycin NDA, Cubist will purchase minimum annual quantities of drug product from Abbott over a five year period beginning in 2001.

       In June 2000, Cubist entered into a services agreement with Gist-brocades Holding A.G. (DSM), an affiliated company of DSM Capua pursuant to which DSM has agreed to provide supervisory and advisory services to Cubist relating to the equipping of the manufacturing facility at DSM Capua. Cubist has also entered into a manufacturing and supply agreement with DSM Capua pursuant to which DSM Capua has agreed to manufacture and supply to Cubist bulk daptomycin drug substance for commercial purposes. Under the terms of the manufacturing and supply agreement, DSM Capua is required to prepare its manufacturing facility in Italy to manufacture bulk daptomycin drug substance in accordance with Good Manufacturing Practices standards. Under the terms of the service agreements, Cubist will make a series of scheduled payments to DSM over a five year period beginning in 2000 in order to reimburse DSM for certain costs to be incurred by DSM Capua in connection with the preparation, testing and validation of its manufacturing facility. In February 2000, Cubist reimbursed $750,000 of these costs to DSM Capua. In addition, in consideration for the implementation of the Cubist technology in the facility by DSM Capua, Cubist has agreed to make milestone payments to DSM if specific phases of the preparation of its manufacturing facility are completed within specified periods of time. Cubist has accrued a portion of these estimated milestone payments during this quarter. Upon completion of the preparation of DSM Capua's manufacturing facility and a determination by the FDA that the manufacturing facility complies with Good Manufacturing Practices standards, Cubist will purchase minimum annual quantities of bulk daptomycin drug substance from DSM over a five-year period beginning in 2002.


D.   EQUITY FINANCINGS

       On January 29, 2000, Cubist completed a private placement financing with investors and raised approximately $55.0 million (less financing costs of $3,214,500) by issuing 2,200,000 shares of common stock at $25.00 per share. Cubist filed a registration statement to register the resale of the 2,200,000 shares of common stock issued in this financing. Cubist plans to use the proceeds of the private placement to fund its clinical trials of Cidecin(TM) (daptomycin for injection), its lipopeptide drug discovery program and the development of its proprietary genomic target validation and assay development VITA functional genomics technology.

       On April 3, 2000, Cubist completed a secondary public offering and raised approximately $82.5 million (less financing costs of $4,957,275) by issuing 2,500,000 shares of common stock at $33.00 per share. In addition, on May 3, 2000, the underwriters exercised their option to purchase an additional 375,000 shares of common stock at $33.00 per share to cover over-allotments, raising an additional $12.4 million (less financing costs of $680,625). Cubist intends to use the net proceeds of this offering to fund its clinical trials and commercialization of Cidecin(TM), its lipopeptide drug discovery program, the continued development of its proprietary genomic target validation and assay development VITA(TM) functional genomics and ChemInformatics technologies and for general corporate and working capital purposes.


E.   TERRAGEN ACQUISITION

       On October 23, 2000, Cubist acquired indirectly through its subsidiary C&T Acquisition Corporation all of the issued and outstanding common and preferred shares of TerraGen, and assumed all of the outstanding options, warrants and convertible debentures of TerraGen, by issuing 334,933 shares of Cubist common stock and causing C&T Acquisition Corporation to issue 178,491 exchangeable shares. Each common share of TerraGen was exchanged, at the election of the holder, for either 0.021323 exchangeable shares or 0.021323 shares of Cubist common stock and each preferred share was exchanged, at the election of the holder, for either 0.030386 exchangeable shares or 0.030386 shares of Cubist common stock. The exchangeable shares are exchangeable at any time at the option of the holder, on a one-for-one basis, for shares of Cubist common stock. All exchangeable shares that remain outstanding will be automatically exchanged for shares of Cubist common stock on October 23, 2002. The options, warrants and convertible debentures of TerraGen assumed by Cubist pursuant to the acquisition are exercisable for 94,605 shares of Cubist common stock. This acquisition had been accounted for using the pooling-of interest method of accounting. The balances as at September 30, 2000 and December 31, 1999 and for the nine months ended September 30, 2000 and December 31, 1999 and for the nine months ended September 30, 2000 and 1999 have been restated to include the balances and results of C&T Acquisition Corporation and TerraGen and its subsidiaries. Results on a stand-alone basis were as follows:

     NINE MONTHS ENDED                                                             COMBINED
    SEPTEMBER 30, 1999                CUBIST                TERRAGEN               RESTATED
----------------------------    -------------------    -------------------    --------------------
Revenues                                $4,579,378               $756,602              $5,335,980
Operating loss                         (12,113,899)            (5,173,297)            (17,287,196)
Net loss                               (11,706,537)            (4,969,860)            (16,676,397)
Net loss per share                           (0.67)                (12.44)                  (0.93)


     NINE MONTHS ENDED                                                             COMBINED
    SEPTEMBER 30, 2000                CUBIST                TERRAGEN               RESTATED
----------------------------    -------------------    -------------------    --------------------
Revenues                                $2,496,247             $1,760,573              $4,256,820
Operating loss                         (28,694,771)            (3,589,758)            (32,284,529)
Net loss                               (23,171,029)            (3,737,752)            (26,908,781)
Net loss per share                           (0.91)                 (7.78)                  (1.04)

There were no intercompany transactions between the two companies prior to consummation of the transaction.

F.   RELATED PARTY TRANSACTIONS

       In September 1999, Cubist accepted a promissory note from a Senior Vice President in consideration for 50,000 shares of restricted common stock issued to him. The aggregate principal amount of this note at September 30, 2000 is $337,500 and is reflected in stockholders' equity as a reduction to paid-in-capital. This note has an annual interest rate of 4% and falls due on September 25, 2002. The note will be forgiven in three equal annual installments, contingent upon the Senior Vice President's continued employment, until September 2002.

       On September 18, 2000, Cubist accepted a promissory note from the Chief Executive Officer. The aggregate principal amount of this note at September 30, 2000 is $250,000. This note has an annual interest rate of 6.15% and falls due March 31, 2002.

G. LONG-TERM DEBT

       During March 1999, Cubist entered into a term loan agreement with a bank under which Cubist is able to borrow up to $1,500,000 to finance fixed asset purchases. In March 2000, Cubist increased the term loan by an additional $2,000,000 to finance leasehold improvements and fixed aset purchases. Advances under this facility are to be repaid over a 36-month period, commencing on March 31, 2000. Interest on the borrowings is at the bank's LIBOR rate (9.23% at September 30, 2000). Borrowings under this facility are collateralized by all capital equipment purchased with the funds under this term loan. At September 30, 2000, borrowings outstanding totaled $2,643,642.

       On March 16, 1999, Cubist issued notes payable to Trega Biosciences, Inc. to partially finance the acquisition of ChromaXome Corporation. The $1,000,000 note payable and related interest to April 15, 2000 of $103,000 were repaid on April 15, 2000.

       On January 17, 2000, Cubist issued notes payable to MM Venture Finance Partnership ("MM") totaling $3,000,000 Cdn. The notes payable bear interest at 14.4% and are repayable in blended interest and principal payments over 36 months to January 17, 2003. Cubist's assets, including its patents, were pledged as collateral for the loan. In addition, MM received 22,790 warrants entitling MM to purchase Cubist common stock at $56.28 Cdn per share. Under the terms of the Warrant Agreement, the exercise price per share is reduced to $39.49 Cdn per share if 50% or more of Cubist's outstanding shares or substantially all of its assets, rights or properties are acquired through a business combination transaction. At September 30, 2000, the note payable balance was $1,163,790.

       Cubist issued convertible debentures totaling $1,625,000 Cdn in November 1999, due on March 1, 2000. As of April 3, 2000, Cubist had not paid back the notes and none of the investors had converted the convertible debentures into equity. Under the terms of the agreement, if the debentures are not repaid before maturity the investors have the right to convert the convertible debentures to preferred shares. On March 31, 2000 Cubist issued 30,175 shares of common stock on conversion of the convertible debentures and related interest.

       On September 8, 2000, Cubist issued $39 million of convertible notes to John Hancock Life Insurance Company to finance the purchase of a new corporate headquarters building in Lexington, Massachusetts. The five year notes carry a coupon rate of 8.5% and can be converted to Cubist's common stock at $63.8625 per share which represents a premium to the market price determined at the time of commitment. Cubist retains the right to redeem these notes after three years.

H.   LICENSE AGREEMENT

       The Company and a third party entered into a cross license agreement (the "Cross-license Agreement") dated November 18, 1999, pursuant to which the Company granted to the third party a co-exclusive world-wide non-royalty bearing license to certain patented technology of the Company, subject to certain restrictions. The license may not be sublicensed, the third party cannot use the macrodroplet screening technology for the term of the agreement, and the third-party cannot use the anti-inflammatory or immunosuppressive technology for a period of one year from the date of the agreement.

       Under the Cross-license Agreement, the third party paid an upfront license issue fee of U.S. $2,500,000 and will pay annual license maintenance fees of U.S. $100,000 beginning in December 2000, until the patents expire. The Company is required to repay the upfront license issue fee if they were to merge or be acquired prior to November 18, 2004 by a company whose primary business is DNA shuffling. No upfront license fee revenue has been recognized in 2000 or 1999.

I.   COMPREHENSIVE LOSS

       Comprehensive loss includes foreign currency translation adjustments and net loss.

                                     Nine months ended September 30
                                     ------------------------------
                                        2000             1999
                                      ----------     -----------
Net loss .........................   $ 26,908,781   $ 16,676,397

Other comprehensive loss:
      Foreign currency translation        173,421       (152,746)
                                     ------------   ------------
Comprehensive loss ...............   $ 27,082,202   $ 16,523,651
                                     ============   ============

J.   SUBSEQUENT EVENTS

       On October 23, 2000, MM Venture Finance Partnership exercised warrants to purchase 22,790 shares of common stock for gross proceeds of $900,000 CDN upon the subsequent completion of a business combination between Cubist and TerraGen. The exercise of warrants at $39.49 CDN per share reduced the conversion price of the Xenova note to $26.14 per share.

       On November 6, 2000, Cubist and Emisphere Technologies, Inc. signed a research and development collaboration to utilize Emisphere's oral drug delivery technology for Cubist's late-stage development product Cidecin(TM) (daptomycin for injection) and other lipopeptides. Under the terms of the agreement, Cubist could pay fees, research funding and milestone


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


payments totaling $30 million should a product be successfully commercialized. Cubist would also pay a royalty on sales of any product resulting from the collaboration and would be responsible for drug development and would receive exclusive worldwide commercialization rights to any oral products.

       On January 7, 2001, Cubist and Gilead Sciences, Inc. signed a licensing agreement for the exclusive rights to commercialize Cubist's investigational antibacterial drug Cidecin(TM) (daptomycin for injection) and an oral formulation of daptomycin in 16 European countries following regulatory approval. Gilead has agreed to pay Cubist an up-front licensing fee of $13 million, and Cubist is entitled to receive additional cash payments of up to $31 million upon achievement of certain clinical and regulatory milestones. Gilead will also pay Cubist a fixed royalty on net sales. Cubist will continue to be responsible for worldwide clinical development of Cidecin, while Gilead will be responsible for any regulatory filings in the covered territories. Gilead's sales force will market the products in Europe.




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